UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MagnaChip Semiconductor Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

To Our Stockholders:

You are invited to attend the Annual Meeting of Stockholders of MagnaChip Semiconductor Corporation to be held on August 8, 2016, at 9:00 a.m. Eastern Daylight Time. We are pleased to announce that this year’s annual meeting will be held completely virtual via live interactive webcast on the Internet. You will be able to attend, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/mx2016. We have enclosed the notice of our Annual Meeting of Stockholders, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to act upon proposals to: (1) elect the seven director nominees named in the proxy statement to our Board of Directors; and (2) ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director that the Board has selected and “FOR” the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the virtual meeting and decide to vote during the meeting, you may withdraw your proxy by voting at the meeting.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated. Your vote is important. Please take the time to read the enclosed proxy statement and cast your vote via proxy or at the meeting.

Sincerely,

/s/ Young-Joon Kim
Young-Joon Kim
Chief Executive Officer

June 27, 2016

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 8, 2016

The Annual Meeting of Stockholders of MagnaChip Semiconductor Corporation, a Delaware corporation, will be held on Monday, August 8, 2016, at 9:00 a.m. Eastern Daylight Time, via live interactive webcast on the Internet, for the following purposes:

(1)	to elect the seven director nominees named in the proxy statement to our Board of Directors;

(2)	to ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year; and

(3)	to transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on Wednesday, June 15, 2016, are entitled to vote at the meeting. A list of stockholders entitled to vote will be available for inspection by stockholders of record for any purpose germane to the Annual Meeting during ordinary business hours at our offices at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, for ten days prior to the Annual Meeting. If you are a stockholder of record and would like to view this stockholder list, please contact Investor Relations at (408) 625-1262. Additionally, such list of stockholders will be made available for viewing electronically during the Annual Meeting, and instructions to access such list will be available on the date of the Annual Meeting at www.virtualshareholdermeeting.com/mx2016.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Executive Vice President, General Counsel, Chief
Compliance Officer and Secretary

June 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on August 8, 2016

The 2016 Proxy Statement and 2015 Annual Report are available, free of charge, at http://www.proxyvote.com.

The Company’s Annual Report for the year ended December 31, 2015 is being mailed to stockholders concurrently with the 2016 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting materials.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Alternatively, if you are a holder of record of our common stock on the record date, you may vote your shares electronically either over the internet at http://www.proxyvote.com or by touch-tone telephone at 1-800-690-6903. Stockholders who attend the Annual Meeting may revoke their proxies and vote during the meeting at www.virtualshareholdermeeting.com/mx2016 if they so desire.

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 2016

GENERAL INFORMATION

Why am I receiving these materials?

We sent you these proxy materials because the Board of Directors (the “Board”) of MagnaChip Semiconductor Corporation (the “Company,” “MagnaChip,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held virtually via live interactive webcast on the Internet on August 8, 2016, at 9:00 a.m. Eastern Daylight Time. If you held shares of our Common Stock on June 15, 2016 (the “Record Date”), you are invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/mx2016 and vote on the proposals described below under the heading “What am I voting on?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are being mailed to stockholders commencing on or about June 27, 2016.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

1.	Election of the seven director nominees specified in this Proxy Statement to serve until the 2017 Annual Meetings of Stockholders and until their respective successors are elected and qualified; and

2.	Ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2016.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

“FOR” the election of each of the seven director nominees named in this Proxy Statement to hold office until the 2017 Annual Meetings of Stockholders and until their respective successors are elected and qualified;

“FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2016.

Who can vote at the Annual Meeting?

If you were a holder of record of the Company’s common stock (the “Common Stock”) as of the close of business on June 15, 2016, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 34,731,754 shares of MagnaChip Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/mx2016. However, since you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting, if you are a stockholder or record or a beneficial owner as of June 15, 2016, live via the Internet at www.virtualshareholdermeeting.com/mx2016. You must have your Control Number listed on the enclosed proxy card to enter the meeting. The webcast starts at 9:00 a.m. Eastern Daylight Time. You may vote and submit questions while attending the meeting on the Internet. Instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/mx2016. The audio broadcast will be archived on that website for one year.

What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares (1) “FOR” the election of each of the seven director nominees named in this Proxy Statement to hold office until 2017 Annual Meetings of Stockholders and until their respective successors are elected and qualified; and (2) “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2016.

The Company does not expect that any matters other than the election of directors and the other proposals described in this Proxy Statement will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

How are votes counted and what is a broker non-vote?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” “WITHHOLD,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. For purposes of these rules, the only routine matter in this Proxy Statement is Proposal Two—the ratification of our independent registered public accounting firm for the current fiscal year. Proposal One—the election of directors is a non-routine matter. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any proposal at the

Annual Meeting other than Proposal Two—the ratification of our independent registered public accounting firm for the current fiscal year. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum.

What is the voting requirement to approve each of the proposals?

Proposal One—Election of Directors

The election of director nominees requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. The director nominees receiving the highest number of “FOR” votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting will be elected. Accordingly, “WITHHOLD” votes and broker non-votes will have no effect on the outcome of the election of directors. Stockholders have no right to cumulative voting as to any matters, including the election of directors.

Proposal Two—Ratification of the Appointment of our Independent Registered Public Accounting Firm for the Current Fiscal Year

The proposal to ratify the appointment of Samil PricewaterhouseCoopers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will therefore have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this proposal.

How do I vote my shares of MagnaChip Common Stock?

Stockholders may vote shares of our Common Stock using any of the following means:

Voting by Proxy Cards. A registered stockholder may vote shares until voting is completed at the Annual Meeting by returning a duly completed and executed proxy card in the postage-paid envelope included. All proxy cards received by us that have been properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. For your mailed proxy card to be counted, we must receive it prior to the close of business on August 7, 2016.

Voting by Telephone or Internet. A registered stockholder may vote shares until 11:59 p.m. Eastern Daylight Time on August 7, 2016 by calling the toll-free number indicated on the proxy card and following the recorded instructions or by accessing the website indicated on the proxy card and following the instructions provided. When a stockholder votes by telephone or Internet, his, her or its vote is recorded immediately.

Voting by Internet During the Annual Meeting. Instructions on how to attend and vote at the meeting are described at www.virtualshareholdermeeting.com/mx2016. If a stockholder attends the Annual Meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/mx2016, then any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts during the Annual Meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the Annual Meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

Voting by “Street Name” Stockholders. If stockholders hold shares in “street name,” then those stockholders may vote in accordance with the materials and instructions for voting the shares provided by their broker. If “street name” stockholders wish to vote shares at the Annual Meeting, then they must obtain proxies from their broker in order to vote their shares at the Annual Meeting in accordance with the materials and instructions for voting provided by his, her or its broker. If a “street name” stockholder does not vote by proxy or otherwise give voting instructions to their broker, such shares will not be voted by the broker for Proposal One at the Annual Meeting.

Changing Votes. A stockholder may change his, her or its vote at any time before it is voted at the Annual Meeting by (1) delivering a proxy revocation or another duly executed proxy bearing a later date to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary, which revocation or later-dated proxy is received by us prior to the close of business on August 7, 2016; (2) voting again by telephone or Internet in the manner described above prior to 11:59 p.m., Eastern Daylight Time, on August 7, 2016; or (3) attending the Annual Meeting and voting via the Internet during the meeting using the procedures described at www.virtualshareholdermeeting.com/mx2016. Attending the Annual Meeting via the Internet will not revoke a proxy unless the stockholder actually votes via the Internet during the meeting. “Street name” stockholders who wish to revoke or change their votes after returning voting instructions to their broker may do so in accordance with the materials and instructions provided by their broker or by contacting such broker to effect the revocation or change of vote.

How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the investor relations section of our website or www.magnachip.com or by writing to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

The members of our Board of Directors are elected to one-year terms, with each director to serve until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Pursuant to our bylaws, we have seven members of our Board of Directors. The number of directors may be changed by our Board of Directors from time to time by resolution of a majority of the directors, or by amendment of our bylaws by the affirmative vote of 66-2/3% of the outstanding voting stock of the Company, voting together as a single class.

At the Annual Meeting, seven directors are to be elected to hold office for a one-year term and until their successors are elected and qualified. The nominees to the Board of Directors are Mr. Michael Elkins, Mr. Randal Klein, Dr. Ilbok Lee, Mr. Camillo Martino, Mr. Gary Tanner, Mr. Nader Tavakoli and Mr. Young-Joon Kim.

Information regarding the nominees and each continuing director is set forth below. Each of the nominees listed in the proxy statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board of Directors.

The following table sets forth certain information regarding our director nominees:

Name	Age	Position
Michael Elkins	48	Director, Chair of the Compensation Committee, and Member of the Audit Committee, the Nominating and Corporate Governance Committee and the Finance Committee
Randal Klein	50	Director, Chair of the Finance Committee, Chair of the Strategic Review Committee and Member of the Risk Committee
Ilbok Lee	71	Director, Chair of the Nominating and Corporate Governance Committee, and Member of the Compensation Committee, the Risk Committee and the Strategic Review Committee
Camillo Martino	54	Nominee, Board Observer
Gary Tanner	63	Director, Member of the Audit Committee, the Strategic Review Committee and the Finance Committee
Nader Tavakoli	58	Director, Chair of the Risk Committee, and Member of the Audit Committee and the Compensation Committee
Young-Joon (YJ) Kim	51	Director, Chief Executive Officer

Michael Elkins, Director, Chair of the Compensation Committee, and Member of the Audit Committee, the Nominating and Corporate Governance Committee and the Finance Committee. Mr. Elkins became our director in November 2009. Mr. Elkins will become our Non-Executive Chairman of the Board of Directors and Chair of the Audit Committee effective as of the date of the Annual Meeting, subject to his election as a director at the Annual Meeting. He is currently self-employed as an investor and business consultant. From 2004 to 2012, Mr. Elkins was employed by affiliates of Avenue Capital Management II, L.P. (referred to collectively as “Avenue” herein), most recently as a Portfolio Manager of the Avenue U.S. Funds. In such capacity, Mr. Elkins was responsible for assisting with the direction of the investment activities of the Avenue U.S. strategy. Prior to joining Avenue, Mr. Elkins was a Portfolio Manager and Trader with ABP Investments US, Inc. While at ABP, he was responsible for actively managing high yield investments using a total return and special situations strategy. Prior to ABP, Mr. Elkins served as a Portfolio Manager and Trader for UBK Asset Management, after joining the company as a High Yield Credit Analyst. Previously, Mr. Elkins was a Credit Analyst for both Oppenheimer & Co., Inc. and Smith Barney, Inc. Mr. Elkins has served on the board of directors of Bowlmor

AMF, a consumer bowling and leisure company, since August 2013. Mr. Elkins previously served on the board of directors of QCE Finance LLC, a restaurant franchise company, Trump Entertainment, a casino company, American Media, Inc., a media brands and magazine publishing company, Vertis Communication, an advertising services company, Milacron LLC, a plastics-processing technologies and industrial fluids supplier, and Ion Media Networks, Inc., a broadcast television station. Mr. Elkins serves or has served on the board of directors of each of these companies, all of which are private companies, in connection with a reorganization or refinancing involving affiliates of Avenue and as a result of his past position and association with Avenue. Mr. Elkins holds a B.A. in Marketing from George Washington University and an M.B.A. in Finance from the Goizueta Business School at Emory University. Our Board of Directors has concluded that Mr. Elkins should serve on the Board of Directors based upon his more than 15 years of investment portfolio management experience, including over 10 years investing in technology companies, including the semiconductor sector.

Randal Klein, Director, Chair of the Finance Committee, Chair of the Strategic Review Committee, and Member of the Risk Committee. Mr. Klein became our director in November 2009. Mr. Klein joined Avenue in 2004, and is currently a Portfolio Manager at Avenue responsible for directing the investment activities of the Avenue Trade Claims funds, and also assists with the direction of the investment activities of the Avenue U.S. strategy with a particular focus on restructurings and transactions. Previously, Mr. Klein was a Senior Vice President of the Avenue U.S. Funds. In such capacity, Mr. Klein was responsible for managing restructuring activities and identifying, analyzing and modeling investment opportunities for the Avenue U.S. strategy. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and an M.B.A. in Finance, conferred as a Palmer Scholar, from the Wharton School of the University of Pennsylvania. Our Board of Directors has concluded that Mr. Klein should serve on the Board of Directors based upon his 20 years of experience as a financial advisor and investment manager.

Ilbok Lee, Director, Chair of the Nominating and Corporate Governance Committee, and Member of the Compensation Committee, the Risk Committee and the Strategic Review Committee. Dr. Lee became our director in August 2011. Dr. Lee is the Chairman and Chief Executive Officer of Silego Technology, Inc., a semiconductor company, or Silego, serving as Chairman since March 2015 and as Chief Executive Officer since Silego’s inception in October 2001. He also served as Silego’s President from October 2001 until March 2015. From April 1999 to September 2001, Dr. Lee served as Senior Vice President and General Manager of the Timing Division at Cypress Semiconductor Corp., a public semiconductor company, and from May 1992 to March 1999 served as President and Chief Executive Officer of IC Works, Inc., a semiconductor company he co-founded that was acquired by Cypress in 2001. Dr. Lee co-founded Samsung Semiconductor, Inc. (U.S.A.) in July 1983 and served in various positions at the company, including President and Chief Executive Officer, until May 1992. Prior to Samsung, Dr. Lee served in various technical and managerial positions at Intel and National Semiconductor. Dr. Lee served as a member of the board of directors for Sierra Monolithic, a privately held semiconductor company, from 2002 through 2009. Dr. Lee received a Ph.D. and M.S.E.E. from the University of Minnesota and a B.S.E.E. from Seoul National University. Our Board of Directors has concluded that Dr. Lee should serve on the Board of Directors based upon his extensive experience in the semiconductor industry.

Camillo Martino, Board Observer. Mr. Martino currently serves as a Board Observer on our Board of Directors pursuant to an agreement between the Company and Engaged Capital, LLC dated as of May 26, 2016 (the “Engaged Capital Agreement”). Pursuant to the Engaged Capital Agreement, Mr. Martino will become a member of the Strategic Review Committee effective as of the date of the Annual Meeting, subject to his election as a director at the Annual Meeting. Mr. Martino serves as a Board Member and Executive Advisor to technology companies. Mr. Martino also served as a director and the Chief Executive Officer of Silicon Image, Inc. (formerly NASDAQ:SIMG), a leading provider of wired and wireless video, audio and data connectivity solutions, from January 2010 until the completion of its sale to Lattice Semiconductor Corporation in March 2015. From January 2008 to January 2010, Mr. Martino served as Chief Operating Officer of SAI Technology

Inc., a supplier of LTE, Wi-Fi, Cloud RAN and security technology to the mobile communications industry, where he also served as a director from June 2006 to November 2010. From July 2005 to June 2007, Mr. Martino served as the President, CEO and Director of Cornice Inc., a technology supplier of portable storage solutions to the portable consumer and mobile phone markets. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a multinational digital technology company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne and a Graduate Diploma in Digital Communications from Monash University (Australia). Our Board of Directors has concluded that Mr. Martino should serve on the Board of Directors based upon his extensive experience advising technology companies.

Gary Tanner, Director and Member of the Audit Committee, the Strategic Review Committee and the Finance Committee. Mr. Tanner became our director in August 2015. Mr. Tanner will become Chair of the Compensation Committee and a member of the Nominating and Corporate Committee effective as of the date of the Annual Meeting, subject to his election as a director at the Annual Meeting. Mr. Tanner served as Executive Vice President and Chief Operations Officer of International Rectifier Corporation from January 2013 to July 2015. Mr. Tanner also served as a Director at STATS ChipPac Ltd. from July 2012 until August 2015. Prior to joining International Rectifier Corporation, Mr. Tanner was the principal in GWT Consulting and Investments LLC, a firm that provided consulting services to International Rectifier Corporation from January through December 2012. Mr. Tanner previously served as Chief Executive Officer at Zarlink Semiconductor, Inc. (“Zarlink”), from May 2011 to October 2011, when Zarlink was acquired by Microsemi Corporation in October 2011. Prior to his role as Chief Executive Officer of Zarlink, from November 2009 to May 2011, Mr. Tanner served as Chief Operating Officer at that company. Mr. Tanner joined Zarlink in August 2007 as Senior Vice President of Worldwide Operations via the acquisition of Legerity, Inc., where Mr. Tanner served as the Vice President of Operations. Before Zarlink, Mr. Tanner worked for nine years at Intel Corporation, where he held various positions managing domestic and international manufacturing operations. Prior to Intel, Mr. Tanner held various management positions in fab operations at National Semiconductor, Texas Instruments and NCR Corporation. Our Board of Directors has concluded that Mr. Tanner should serve on the Board of Directors based upon his extensive experience in the semiconductor industry.

Nader Tavakoli, Director, Chair of the Risk Committee, and Member of the Audit Committee and the Compensation Committee. Mr. Tavakoli became our director in November 2009. Mr. Tavakoli is President and Chief Executive Officer of Ambac Financial Group, Inc., or AFG, a financial services company, since January 1, 2016. Mr. Tavakoli also serves as a director of AFG since May 2013, and was co-chairman of the board of AFG from May 2013 until December 2014. In addition, Mr. Tavakoli serves as the Executive Chairman of AFG’s wholly owned subsidiary, Ambac Assurance Corporation, or AAC, from January 1, 2015 to May 7, 2016, and served as a member of the audit committee and chairman of the compensation committee of AFG and AAC from May 2013 until December 2014. Mr. Tavakoli is also the Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment partnership based in New York City. Prior to founding EagleRock in 2002, Mr. Tavakoli managed substantial investment portfolios with Odyssey Partners and Highbridge Capital Management. During his nearly 25 year investment career, Mr. Tavakoli has made substantial investments across numerous industries, including significant investments in semiconductor, technology and telecommunications companies. Mr. Tavakoli began his professional career as an attorney with the New York City law firm of Milbank, Tweed, Hadley and McCloy, where he represented institutional clients in banking, litigation and corporate restructuring matters. Mr. Tavakoli was a director of NextWave Wireless, Inc., prior to that company’s acquisition by AT&T Inc. in January 2013. Mr. Tavakoli also serves on the board of MF Global Holding Ltd., and also serves as the company’s Litigation Trustee, pursuing claims against former management and others on behalf of the company. Mr. Tavakoli is the past chair of the Montclair State University Foundation Board and its investment committee. Mr. Tavakoli holds a B.A. in History from Montclair State University, where he was selected Valedictorian, and a Juris Doctor from the Rutgers Law School, where he was an Editor of the Rutgers Law Review. Our Board of Directors has concluded that Mr. Tavakoli should serve on the Board of Directors based upon his extensive investing and corporate governance experience.

Young-Joon (YJ) Kim, Director, Chief Executive Officer. Mr. YJ Kim became our director and Chief Executive Officer in May 2015, after serving as Interim Chief Executive Officer since May 2014. Mr. YJ Kim served as our General Manager, Semiconductor Manufacturing Services, from May 2015 to November 2015 and previously served as our General Manager, Display Solutions Division from May 2013 to May 2015 and as our Executive Vice President from May 2013 to May 2014 until he became our Interim Chief Executive Officer. Prior to joining our Company, Mr. YJ Kim served at Cavium, Inc., a leading provider of semiconductor products that enable secure and intelligent processing for enterprise, data center, cloud, wired and wireless networking, from June 2006 to April 2013, most recently as Vice President, Infrastructure Processor Division, and General Manager at the Multi-Core Processor Group. Prior to Cavium, Mr. YJ Kim served as Core Team Lead and General Manager of Tolapai Program at Intel Corporation from August 2004 to June 2006. Mr. YJ Kim also served as Director of Marketing at Samsung Semiconductor, Inc. from June 1996 to May 1998. In 1988, Mr. YJ Kim began his career as a product engineer at Intel Corporation. In 1998, Mr. YJ Kim co-founded API Networks, a joint venture between Samsung and Compaq specializing in alpha processors, where he served as the head of product management, worldwide sales and business development. Mr. Kim has over twenty-seven years of experience in the semiconductor industry, covering engineering, marketing, product development, strategic planning and general management for microprocessors, network processors, FLASH, EPROM, analog, mixed-signal, sensors, workstations and servers. Mr. YJ Kim holds B.S. and M.Eng degrees in Electrical Engineering from Cornell University. Our Board of Directors has concluded that Mr. YJ Kim should serve as a director based on his understanding of the Company’s products and technology as our Chief Executive Officer and his deep knowledge of the semiconductor industry.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, our Board considered Section 303A of the listing standards of the New York Stock Exchange (the “NYSE”) and broadly considered the materiality of each director’s relationship with us. Based upon the foregoing criteria, our Board has determined that the following directors are independent: Mr. Norby, Mr. Elkins, Dr. Lee, Mr. Tanner and Mr. Tavakoli.

Board Meetings

The Board held 35 meetings during fiscal year 2015. All of the Directors attended at least 75% of the total meetings held by the Board and by all committees on which he served during fiscal year 2015.

Attendance at Annual Meeting

The Company’s Corporate Governance Guidelines as currently in effect provides that all directors shall make every effort to attend the Company’s annual meeting of stockholders.

Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The Board has two ad hoc committees: the Finance Committee and the Strategic Review Committee.

The Board has adopted written charters for the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. These charters, as well as our Code of Business Conduct and Ethics and the Corporate Governance Guidelines, are posted and available on our website at www.magnachip.com. The information on or accessible through our website is not a part of or incorporated by reference in this Proxy Statement.

Audit Committee

Our Audit Committee consists of Mr. Norby, as Chair, Mr. Elkins, Mr. Tanner and Mr. Tavakoli. Following the Annual Meeting, our Audit Committee will consist of Mr. Elkins, as Chair, Mr. Tanner and Mr. Tavakoli, subject to their election as directors at the Annual Meeting. Our Board of Directors has determined that Mr. Norby is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Our Board of Directors has also determined that each of Mr. Norby, Mr. Elkins, Mr. Tanner and Mr. Tavakoli is independent as that term is defined in Section 303A of the NYSE rules and Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making such determination of independence for Mr. Elkins, the Board specifically considered Mr. Elkins’ previous employment and consulting arrangement with Avenue.

The Audit Committee held six meetings in 2015. The primary purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to the public, the SEC and any other governmental regulatory body, and on the Company’s compliance with other legal and regulatory requirements. The Audit Committee is responsible for the appointment, retention, review and oversight of the Company’s independent auditor, and the review and oversight of the Company’s internal financial reporting, policies and processes. The Audit Committee is also responsible for reviewing related party transactions, risk management, and legal and ethics compliance.

Compensation Committee

Our Compensation Committee consists of Mr. Elkins, as Chair, Dr. Lee and Mr. Tavakoli. Following the Annual Meeting, our Compensation Committee will consist of Mr. Tanner, as Chair, Mr. Elkins, Dr. Lee and Mr. Tavakoli, subject to their election as directors at the Annual Meeting. Our Board has determined that each of Mr. Elkins, Dr. Lee and Mr. Tavakoli is independent under NYSE listing standards. In making such determination of independence for Mr. Elkins, the Board specifically considered Mr. Elkins’ previous employment and consulting arrangement with Avenue.

The Compensation Committee held eight meetings in 2015. The Compensation Committee has overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Lee, as Chair, Mr. Elkins and Mr. Norby. Following the Annual Meeting, our Nominating and Corporate Governance Committee will consist of Dr. Lee, as Chair, Mr. Elkins and Mr. Tanner, subject to their election as directors at the Annual Meeting. Our Board has determined that each of Dr. Lee, Mr. Elkins and Mr. Norby is independent under applicable NYSE listing standards and SEC rules.

The Nominating and Corporate Governance Committee held four meetings in 2015. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommends corporate governance principles and practices, oversees the evaluation of our Board and its committees and formulates a description of the skills and attributes of desirable board members. The Nominating and Corporate Governance Committee will also consider candidates recommended by our stockholders so long as the proper procedures are followed.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice generally must be received in writing at the Company’s offices at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. A stockholder’s notice must set forth, among other things,

•

the name and address of the stockholder who intends to make the nomination, and the names and addresses of the beneficial owners, if any, on whose behalf the nomination is being made and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•	certain information regarding the ownership and other interests of the stockholder or such other beneficial owner;

•

a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates and each proposed nominee;

•	certain other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director of the Company if so elected.

A stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nominations of candidates for directors. The preceding is a summary of the stockholder nomination procedures set forth in our bylaws as currently in effect, and we refer our stockholders to the full text of Section 2.15 and such other applicable provisions of our bylaws as in effect from time to time for the specific requirements of such director nomination procedures by stockholders.

In addition to the formal procedures set forth in our bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee has adopted a Policy Regarding Director Nominations pursuant to which it may from time to time evaluate candidates for nomination as director that come to its attention through incumbent directors, management, stockholders or third parties. The Nominating and Corporate Governance Committee may also, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. Such informal recommendations by stockholders should be directed to the attention of the Nominating and Corporate Governance Committee as set forth below under “—Communications with Directors.”

The Nominating and Corporate Governance Committee seeks director candidates who possess high quality business and professional experience, possess the highest personal and professional ethics, integrity and values, and who have an inquisitive and objective perspective and mature judgment. Director candidates must also be committed to representing the best interests of our stockholders and have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. The Nominating and Corporate Governance Committee has no formal policy on diversity in identifying potential director candidates, but does regularly assess the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Risk Committee

Our Risk Committee consists of Mr. Tavakoli, as Chair, Mr. Klein, Dr. Lee and Mr. Norby. Following the Annual Meeting, our Risk Committee will consist of Mr. Tavakoli, as Chair, Mr. Klein and Dr. Lee, subject to their election as directors at the Annual Meeting. The Risk Committee held four meetings in 2015. The Risk Committee assists the Board in its oversight of the Company’s management of key risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee’s primary responsibility is to oversee and approve the implementation of Company-wide risk and crisis management best practices. Other responsibilities of the Risk Committee include providing input to management in identifying, assessing, mitigating and monitoring enterprise-wide risks the Company faces and reviewing the Company’s business practices, compliance activities and enterprise risk management and making recommendations to the Board related to such review.

Finance Committee

Our Finance Committee consists of Mr. Klein, as Chair, Mr. Tanner and Mr. Elkins. Following the Annual Meeting, our Finance Committee will be composed of the same directors, subject to their election as directors at the Annual Meeting. The Finance Committee was established by the Board of Directors on August 13, 2014 and held four meetings in 2015. The Finance Committee reviews, oversees, analyzes, monitors and makes recommendations to the Board of Directors with respect to financial matters affecting the Company and its subsidiaries, including capital structure plans and strategies, corporate treasury and banking functions, working capital budgeting management, compliance with debt covenants and communications with statistical rating organizations and other credit rating agencies, capital expenditure plans and projects, financial investment plans and strategies, intercompany transfers, plans and strategies for hedging, material financing plans, tax structures and planning initiatives and annual budgeting.

Strategic Review Committee

Our Strategic Review Committee consists of Mr. Klein, as Chair, Dr. Lee, Mr. Norby and Mr. Tanner. Following the Annual Meeting, our Strategic Review Committee will consist of Mr. Klein, as Chair, Dr. Lee, Mr. Martino and Mr. Tanner, subject to their election as directors at the Annual Meeting. The Strategic Review Committee was established by the Board of Directors on June 16, 2015 and held four meetings in 2015. The Strategic Review Committee assists the Board of Directors in reviewing, considering and evaluating strategic alternatives that may be available to the Company, including the potential sale of all or a substantial portion of the Company. The Strategic Review Committee is also responsible for making recommendations to the Board of Directors regarding potential transactions and whether any such transaction is fair to, and in the best interests of, the Company and its stockholders. In addition, the Strategic Review Committee may conduct negotiations concerning potential transactions and the terms and conditions thereof and is authorized to select and employ professional advisors in connection with its roles and responsibilities.

Board Leadership Structure

Separation of Chairman and Chief Executive Officer

Our Corporate Governance Guidelines state that the Board of Directors shall elect its Chairman and appoint the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. The Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company.

Currently, Mr. Norby serves as the Company’s Chairman of the Board and Mr. YJ Kim serves as the Company’s Chief Executive Officer. Following the Annual Meeting, Mr. Elkins will replace Mr. Norby as Chairman of the Board, subject to his election as a director at the Annual Meeting. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

Lead Director

In the event that positions of Chairman and Chief Executive Officer are held by the same person, on an annual basis the independent members of the Board will select a lead director from the independent directors then serving on the Board (the “Lead Director”). The length of service as Lead Director is subject to the Board’s discretion, but will be a minimum of one year. The Lead Director has the authority to call meetings of the independent directors.

The duties and responsibilities of the Lead Director include: (a) presiding at meetings if requested by the Chairman or in the absence of the Chairman, including presiding at executive sessions of the Board’s non-employee directors and executive sessions of the independent directors of the Board; (b) working with the Chairman and management in preparing Board meeting agendas and the need for special meetings; (c) facilitating communications between the Board and management and Board members’ ability to influence

Board meeting agendas; (d) advising and consulting with the Chief Executive Officer and Chairman on matters related to governance and Board performance; (e) receiving, distributing to the Board and arranging responses to communications from stockholders; (f) assisting in optimizing the effectiveness of the Board and its independence from management; (g) serving as liaison between the Chairman and the independent directors; (h) meeting separately with each director at least annually; (i) evaluating the performance of the independent directors; and (j) performing such other duties as requested by the Board. The Lead Director shall be compensated for his services as determined by the Compensation Committee.

Executive Sessions of the Board of Directors

The Company’s non-management directors meet at regularly scheduled Board meetings in executive session without management present. In 2015, the Chairman presided over the meetings of the non-management directors. In addition, in accordance with the Corporate Governance Guidelines, the independent members of the Board meet at least twice a year in executive session, with the Chairman setting the agenda and presiding over such meetings.

Presiding Director

In accordance with our Corporate Governance Guidelines, the presiding director of the Board is the Chairman of the Board, if present, or in such person’s absence and if applicable, the Lead Director, or in such person’s absence, the Audit Committee Chair, or in such person’s absence, the independent director present who has the most seniority on the Board. The presiding director presides at all meetings of the Board and is responsible for chairing the Board’s executive sessions.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to our Secretary at MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113. Our Code of Business Conduct and Ethics is also available on our website at www.magnachip.com. We will disclose any waivers or amendments to the provisions of our Code of Business Conduct and Ethics on our website.

Assessment of Risk

Our Board believes that our compensation programs are designed such that they will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account multiple factors, thus diversifying the risk associated with any single performance factor, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum amount specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our equityholders.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management and Samil PricewaterhouseCoopers, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2015. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting and Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Samil PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding Samil PricewaterhouseCoopers’s communications with the Audit Committee concerning independence, and has discussed with Samil PricewaterhouseCoopers its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

AUDIT COMMITTEE

R. Douglas Norby, Chair

Michael Elkins

Gary Tanner

Nader Tavakoli

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board of Directors, the Lead Director, a committee of the Board of Directors, the non-management or independent directors as a group, or with an individual director, regarding matters related to the Company should send the communication to:

Board of Directors

or individual director, committee or group of directors

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor, Inc.

Corporate Secretary

60 South Market Street, Suite 750

San Jose, CA 95113

Facsimile: (408) 625-5990

We will forward all stockholder and other interested party correspondence about the Company to the Board of Directors, the Lead Director, a committee of the Board of Directors, the non-management or independent directors as a group, or an individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

Director Compensation for the Fiscal Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(8)	Option Awards ($)(9)		Total ($)
Michael Elkins	153,000	(3)	119,994	57,842	(10)	375,836
Randal Klein(1)	—			—		—
Ilbok Lee	139,000	(4)	119,994	57,842	(10)	316,836
Brian Mulhern(2)	—			—		—
R. Douglas Norby	220,000	(5)	119,994	57,842	(10)	397,836
Nader Tavakoli	144,000	(6)	119,994	57,842	(10)	321,836
Gary Tanner	105,000	(7)	51,755	28,966	(11)	185,720

(1)	Mr. Klein did not receive any compensation in 2015.
(2)	Mr. Mulhern did not receive any compensation in 2015. Mr. Mulhern resigned as a director as of December 28, 2015.

(3)	Consists of an annual retainer of $90,000 paid to independent directors plus an additional $15,000 for serving as the chair of our Compensation Committee, an additional $15,000 for serving as a member of our Audit Committee, an additional $5,000 for serving as a member of our Nominating and Corporate Governance Committee and an additional $28,000 in meeting fees pursuant to our director compensation policy.
(4)	Consists of an annual retainer of $90,000 paid to independent directors plus an additional $10,000 for serving as the chair of our Nominating and Corporate Governance Committee, an additional $10,000 for serving as a member of our Compensation Committee, an additional $5,000 for serving as a member of our Risk Committee and an additional $24,000 in meeting fees pursuant to our director compensation policy.
(5)	Consists of an annual retainer of $90,000 paid to independent directors plus an additional $75,000 for serving as Board Chairman, an additional $25,000 for serving as the chair of our Audit Committee, an additional $5,000 for serving as a member of our Nominating and Corporate Governance Committee, an additional $5,000 for serving as a member of our Risk Committee and an additional $20,000 in meeting fees pursuant to our director compensation policy.
(6)	Consists of an annual retainer of $90,000 paid to independent directors plus an additional $10,000 for serving as the chair of our Risk Committee, an additional $15,000 for serving as a member of our Audit Committee, an additional $10,000 for serving as a member of our Compensation Committee and an additional $19,000 in meeting fees pursuant to our director compensation policy.
(7)	Consists of an annual retainer of $90,000 paid to independent directors plus an additional $15,000 for serving as a member of our Audit Committee pursuant to our director compensation policy.
(8)	Represents the grant date fair value of RSUs granted in 2015.
(9)	Represents grant date fair value determined in accordance with FASB ASC 718. See Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies—Stock-Based Compensation,” and Note 13 “Equity Incentive Plans” to our consolidated financial statements under “Item 8. Financial Statements and Supplementary Data.” As of March 31, 2016, Mr. Elkins held aggregate options to purchase 154,856 shares of our common stock, of which 105,189 shares subject to the options had vested as of March 31, 2016, Dr. Lee held aggregate options to purchase 154,856 shares of our common stock, of which 105,189 shares subject to the options had vested as of March 31, 2016, Mr. Norby held aggregate options to purchase 174,856 shares of our common stock, of which 125,189 shares subject to the options had vested as of March 31, 2016, and Mr. Tavakoli held aggregate options to purchase 163,056 shares of our common stock, of which 113,389 shares subject to these options had vested as of March 31, 2016. Mr. Klein, our other non-employee director as of March 31, 2016, did not hold any outstanding stock or option awards as of March 31, 2016.
(10)	Consists of an option grant to the independent director to purchase 40,378 shares of common stock issued on June 9, 2015 under the 2011 Plan at an exercise price of $7.64.
(11)	Consists of an option grant to the independent director to purchase 13,902 shares of common stock issued on August 17, 2015 under the 2011 Plan at an exercise price of $9.21.

Further Information Regarding Director Compensation

Under our director compensation policy in effect in 2015, (i) each non-employee director received a fee of $90,000 per year; (ii) the chairman of the Board received an additional fee of $75,000 per year; (iii) the chair of our Audit Committee received an additional fee of $25,000 per year; (iv) the chair of our Compensation Committee received an additional fee of $15,000 per year; (v) the chair of our Nominating and Corporate Governance Committee and the chair of our Risk Committee each received an additional fee of $10,000 per year; (vi) each non-employee member of our Audit Committee received an additional $15,000 per year, each non-employee member of Compensation Committee received an additional $10,000 per year and each non-employee member of our Nominating and Corporate Governance Committee and Risk Committee received an additional fee of $5,000 per year per committee; (vii) upon election to the Board of Directors, each non-employee director will be granted, pursuant to the Company’s equity incentive plan as in effect at such time, an option having a grant date fair value equal to $60,000, at an exercise price per share determined as the fair market value of a share on the date of grant and with vesting over one year at a rate of 100% on the first anniversary of grant, and a restricted stock unit award having a grant date fair value equal to $60,000 with vesting over one year at a rate of 100% on the first anniversary of grant, with such grants to be made on the earlier of (A) the meeting date of the Company’s Annual Meeting of Stockholders for such year and (B) June 15 of such year; and (viii) if a non-employee director’s initial appointment to the Board occurs other than at an Annual Meeting of Stockholders of the Company, such director will be granted, pursuant to the Company’s equity incentive plan as in effect at such time, an option (at an exercise price per share determined as the fair market value of a share on the date of grant) and a restricted stock unit award having an aggregate grant date fair value equal to $120,000 multiplied by the quotient of the number of days elapsed from the date of initial appointment to the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, June 15 of such year) divided by 365 (with each of the option and the restricted stock unit award to comprise 50% of such total grant), with such grants to vest 100% on the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, June 15 of such year). Each of the cash payments referenced in the preceding sentences will be paid on the earlier of (x) the meeting date of the Company’s Annual Meeting of Stockholders for such year and (y) June 15 of such year. Our director compensation policy in effect for 2015 also provided that the Lead Director of the Board, if any, would receive an additional fee of $45,000 per year. No Lead Director was appointed for 2015. Mr. Klein and Mr. Mulhern are required by the internal policy of their employer, Avenue, to waive all compensation under the policy on a year-by-year basis. The Board of Directors accepted their waivers of all compensation under the policy for their services as directors during the year 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our Company during the last fiscal year. During 2015, decisions regarding executive officer compensation were made by our Compensation Committee. Mr. YJ Kim, our Chief Executive Officer, participated in deliberations of our Compensation Committee regarding the determination of compensation of our executive officers other than himself for 2015 and prior periods. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors, or the Committee, has overall responsibility for administering our compensation program for our “named executive officers.” The Committee’s responsibilities consist of evaluating, approving and monitoring our executive officer and director compensation plans, policies and programs, as well as each of our equity-based compensation plans and policies. Prior to 2010, compensation decisions were made by the entire Board of Directors and for the discussion that follows, references to the Committee during such period refer to the entire Board of Directors. For 2015, our named executive officers were:

•	Young-Joon Kim, our Chief Executive Officer;

•	Jonathan Kim, our Chief Financial Officer, Executive Vice President and Chief Accounting Officer;

•	Theodore Kim, our Chief Compliance Officer, Executive Vice President, General Counsel and Secretary;

•	Tae Jong Lee, our Executive Vice President and General Manager, Foundry Services Group;

•	Woung Moo Lee, our Executive Vice President and General Manager, Standard Products Group; and

•	Tae Young Hwang, our former Chief Operating Officer and President.

The Committee seeks to establish total compensation for executive officers that is fair, reasonable and competitive. The Committee evaluates our compensation packages to ensure that:

•	we maintain our ability to attract and retain superior executives in critical positions;

•

our executives are incentivized and rewarded for corporate growth, achievement of long-term corporate objectives and individual performance that meets or exceeds our expectations without encouraging unnecessary risk-taking; and

•	compensation provided to critical executives remains competitive relative to the compensation paid to similarly-situated executives of companies in the semiconductor industry.

The Committee believes that the most effective executive compensation packages align executives’ interests with those of our stockholders by rewarding performance that exceeds specific annual, long-term and strategic goals that are intended to improve stockholder value. These objectives include the achievement of financial performance goals and progress on projects that our Board of Directors anticipates will lead to future growth, as discussed more fully below.

The information set forth below in this Compensation Discussion and Analysis describes the Committee’s general philosophy and historical approach.

Role of Executive Officers in Compensation Decisions

For named executive officers other than our chief executive officer, we have historically sought and considered input from our chief executive officer in making determinations regarding executive compensation. Our chief executive officer annually reviews the performance of our other named executive officers. Our chief executive officer subsequently presents conclusions and recommendations regarding such officers, including proposed salary adjustments and incentive amounts, to the Committee. The Committee then takes this information into account when it makes final decisions regarding any adjustments or awards.

The review of performance by the Committee and our chief executive officer of other executive officers is both an objective and subjective assessment of each executive’s contribution to our performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by the Committee or our chief executive officer, as applicable. The Committee and our chief executive officer do not systematically assign a weight to the factors, and may, in their discretion, consider or disregard any one factor which, in their sole discretion, is important to or irrelevant for a particular executive.

The Committee’s annual determinations regarding executive compensation are subject to the terms of the respective service agreements between us and the named executive officers (as set forth in more detail below). In addition to the annual reviews, the Committee also typically considers compensation changes upon a named executive officer’s promotion or other change in job responsibility. Neither our chief executive officer nor any of our other executives participates in deliberations relating to their own compensation.

Say on Pay Vote and Stockholder Input

The Committee also seeks to ensure that the compensation paid to the Company’s executive officers is aligned with the interests of the Company’s stockholders. In that respect, as part of its ongoing review of the compensation paid to the Company’s executive officers, the Committee considered the approval by approximately 96.8% of the votes cast for the “Say on Pay” vote relating to the compensation of our named executive officers at the Company’s 2015 Annual Meeting of Stockholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive pay program in response to such stockholder vote.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2015, the Committee retained Compensia Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor. This compensation consultant serves at the discretion of the Committee.

During 2015, Compensia provided the following services:

•	assisted the Committee in determining the design and amount equity awards for the key executives and Board members;

•	assisted the Committee in determining the appropriate pool of stock to grant to all employees in 2015; and

•	assisted the Committee in designing the short-term incentive plan for the key executives.

In 2015, Compensia did not provide any services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2014, the Committee considered the six specific independence factors adopted by the SEC and reflected in the NYSE listing standards and determined that the work of Compensia did not raise any conflicts of interest.

Timing of Compensation Decisions

At the end of each fiscal year, our chief executive officer reviews the performance of the other executive officers and present his conclusions and recommendations to the Committee. At that time and throughout the year, the Committee also evaluates the performance of our chief executive officer, which is measured in substantial part against our consolidated financial performance. In January of the following fiscal year, the Committee then assesses the overall functioning of our compensation plans against our goals, and determines whether any changes to the allocation of compensation elements, or the structure or level of any particular compensation element, are warranted.

In connection with this process, our Committee generally establishes the elements of its performance-based cash bonus plan for the upcoming year. With respect to newly hired employees, our practice is typically to approve equity grants at the first meeting of the Committee following such employee’s hire date. We do not have any program, plan or practice to time equity award grants in coordination with the release of material non-public information. From time to time, additional equity awards may be granted to executive officers during the fiscal year.

Elements of Compensation

In making decisions regarding the pay of the named executive officers, the Committee looks to set a total compensation package for each officer that will retain high-quality talent and motivate executives to achieve the goals set by our Board of Directors. Our 2015 compensation package was composed of the following elements:

•	annual base salary;

•	long-term equity incentives;

•	a benefits package that is generally available to all of our employees; and

•	expatriate and other executive benefits.

Determination of Amount of Each Element of Compensation

General Background

The Committee seeks to establish a total cash compensation package for our named executive officers that is competitive with the compensation reflected in compensation data for similarly-situated executives in the peer group reviewed by the Committee, subject to adjustments based on each executive’s experience and performance. Historically, based on our review of industry specific survey data and the professional and market experience of our Committee members, we measured total cash compensation for our named executive officers against cash compensation paid to executives at similarly situated companies which we determined to be our select peer group. Base salaries for our named executive officers would then be benchmarked to median levels for companies in the select peer group, and adjusted upward or downward for performance. Short-term cash incentives would be put in place to provide for opportunities that may result in higher than median levels of cash compensation as compared to our select peer group if, and depending upon the extent to which, our performance and that of our named executive officers exceeded expectations and the goals established by the Committee for the year in question.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and geographic location.

In October 2014, with the assistance of Compensia, the Committee developed our compensation peer group based on U.S.-based semiconductor companies. We focused on U.S.-based semiconductor companies because our highest ranking executives are U.S. expatriates who have opportunities to work with U.S.-based semiconductor companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	industry — semiconductors;

•	similar revenue size — ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $856 million (approximately $428 million to approximately $1.7 billion);

•	executive positions similar in breadth, complexity and/or scope of responsibility; and

•	competitors for executive talent.

The Committee approved the use of the market data from this peer group for our December 2014 executive compensation market assessment, which was used for setting executive compensation in 2015:

Cirrus Logic	OmniVision Technologies
Cypress Semiconductor	PMC-Sierra
Diodes	RF Micro Devices
Fairchild Semiconductor	Semtech
Integrated Device Tech	Silicon Laboratories
International Rectifier	Spansion
Intersil	SunEdison Semiconductor
Microsemi	TriQuint Semiconductor

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and from the Radford Global Technology Survey as of July 2014 for companies with annual revenues between $500 million and $1 billion, with median revenues of $739 million. This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Committee reviews our compensation peer group periodically prior to assessing executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

The Committee historically makes annual determinations regarding cash incentive compensation based on our annual operating plan, which we adopt in the December preceding each fiscal year. The determination takes into account our expected performance in the coming fiscal year. The Committee makes all equity compensation decisions for our officers based on existing compensation arrangements for other executives at our Company with the same level of responsibility and based on a review of our select peer group with a view to maintaining internal consistency and parity.

Equity awards are not tied to base salary or cash incentive amounts and will constitute lesser or greater proportions of total compensation depending on the fair value of the awards. The Committee, relying on the professional and market experience of our Committee members, generally seeks to set equity awards at median levels of equity compensation at our select peer group companies.

The Committee does not apply a formula or assign relative weight in making its determination. Instead, it makes a subjective determination after considering all information collectively.

The Committee may approve additional cash incentive payments or equity compensation grants from time to time during the year in its discretion.

Base Salary

Base salary is the guaranteed element of an employee’s annual cash compensation. Changes in base salary may be approved by the Committee for an executive if the median levels of base salary compensation for similarly-situated executives in our select peer group have changed, and may be further adjusted based upon the employee’s long-term performance, skill set and the value of that skill. The Committee evaluates the performance of each named executive officer on an annual basis based on the accomplishment of performance objectives that were established at the beginning of the prior fiscal year as well as its own subjective evaluation of the officer’s performance. In making its evaluation, the Committee makes a subjective qualitative assessment of the officer’s contribution to our performance during the preceding year, including leadership, success in attaining particular goals of a division for which that officer has responsibility, our overall financial performance and such other criteria as the Committee may deem relevant, including input from our chief executive officer. The Committee then makes a subjective decision regarding any changes in base salary based on these factors and the data from our select peer group. The Committee does not systematically assign weights to any of the factors it considers, and may, in its discretion, ignore any factors or deem any one factor to have greater importance for a particular executive officer. Base salary adjustments generally take effect in the middle of our fiscal year. The Committee increased base salaries for three of our named executive officers, Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim, for the 2015 fiscal year.

Cash Incentives

Short-term cash incentives have historically comprised a significant portion of the total target compensation package and are designed to reward executives for their contributions to meeting and exceeding our goals and to recognize and reward our executives in achieving these goals. Incentives are typically designed as a percentage of base salary and are awarded based on individual performance and our achievement of the annual, long-term and strategic quantitative goals set by our Committee.

In December 2009, our Board of Directors implemented a cash incentive plan effective as of January 1, 2010, which we call the Profit Sharing Plan. Each of our employees is eligible to participate in the Profit Sharing Plan, and our Board of Directors intends for the Profit Sharing Plan to incentivize our named executive officers, officers and employees to exceed expectations throughout our entire fiscal year. The Committee administers the Profit Sharing Plan.

Under the Profit Sharing Plan, the Committee reviews our business plan in December of each year and determines an annual consolidated Adjusted EBITDA target, or the Base Target, for the upcoming fiscal year and sets the targeted amount to be awarded to our named executive officers and employees, or the Profit Share, for meeting the Base Target and for achievement in excess of the Base Target.

For our 2015 fiscal year, the Committee determined that it is in the best interest of the Company to increase the target annual performance bonus percentages for three of our named executive officers, Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim.

Equity Compensation

In addition to our historical use of cash incentives, we offer equity incentives as a way to enhance the link between the creation of stockholder value and executive incentive compensation and to give our executives appropriate motivation and rewards for achieving increases in enterprise value. Under our 2009 Common Unit Plan, our Board of Directors previously granted options to acquire MagnaChip Semiconductor LLC common units and restricted unit bonus awards. Awards under our 2009 Common Unit Plan were converted into options for common stock and restricted common stock of MagnaChip Semiconductor Corporation upon our corporate conversion. Such options vest in installments over three years following grant, with approximately one-third of the restricted unit awards vested at grant and the remainder vesting in two subsequent annual installments, as set forth in more detail below.

Under our 2011 Equity Incentive Plan, which replaced the 2009 Common Unit Plan immediately following our corporate conversion, the Committee may grant participants stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other stock-based and cash-based awards. Stock options granted under the 2011 Equity Incentive Plan prior to 2015 generally vest over three years following grant, with thirty-four percent of the common stock vesting and becoming exercisable on the first anniversary of grant date and eight or nine percent of the common stock subject to the options vesting on completion of each three-month period thereafter. Stock options granted in 2015 generally vest fifty percent on the date of grant, with the remaining fifty percent vesting and becoming exercisable in three equal annual installments on the first three anniversaries of the grant date. Restricted stock units (“RSUs”) granted under the 2011 Equity Incentive Plan generally vest fifty percent on the date of grant, with the remaining fifty percent vesting in three equal annual installments on the first three anniversaries of the grant date. Settlement of vested RSUs generally occurs as soon as practicable following the vesting date. In granting equity awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock options and stock appreciation rights must have exercise prices at least equal to the fair market value of the stock at the time of their grant pursuant to the 2011 Equity Incentive Plan. The fair market value of the stock at the time of grant will generally be the closing price of a share of stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the stock on the date any grant is made. Prior to the exercise of a stock option or stock appreciation or settlement of an award denominated in units, the holder has no rights as a stockholder with respect to the stock subject to the award, including voting rights and the right to receive dividends. Participants receiving restricted stock awards are stockholders and have both voting rights and the right to receive dividends, except that dividends paid on unvested shares may remain subject to forfeiture until vested. Award vesting ceases upon termination of employment, and vested options and stock appreciation rights remain exercisable only for a limited period following such termination.

The Committee considers granting additional equity compensation in the event of new employment, a promotion or change in job responsibility or a change in median levels of equity compensation for similarly-situated executives at companies in our select peer group or in its discretion to reward or incentivize individual officers. The equity award levels vary among participants based on their job grade and position. The Committee generally seeks to award equity compensation at levels consistent with the median levels for executives at companies in our select peer group, and will also make subjective determinations regarding adjustments to award amounts in light of factors such as the available pool, individual performance and role of executives. For example, the Committee may adjust the size of an award for an individual executive above the equity award level for his or her position if the Committee determines that the executive has provided exceptional performance, or may increase the equity award level for a position above the median level reflected in the select peer group if the position is considered by the Committee to be more critical to our long-term success. The Committee will generally maintain substantially equivalent award levels for executives at equivalent job grades. Equity awards are not tied to base salary or cash incentive amounts.

As a result of our 2009 reorganization proceedings, all previously outstanding common and preferred units and options held by our named executive officers were cancelled. In December 2009, we granted new options to our executives with the option award amounts generally determined based upon the median levels of our select peer group. Thirty-four percent of the common units subject to the options vested and became exercisable on the first anniversary of grant date, with eight or nine percent of the common units subject to the options vesting on completion of each three-month period thereafter. In January 2012, because the options granted in December 2009 would vest by the end of that year, the Committee granted additional options to all of our named executive officers, other than Mr. YJ Kim, who joined the Company in April 2013, Mr. J. Kim, who joined the Company in March 2014, and Mr. T. Kim, who joined the Company in October 2013. In 2014, Mr. J. Kim received grants of options to purchase an aggregate of 50,000 shares arising out of the commencement of his employment with the Company. In 2015, the Committee granted options and RSUs to all of our named executive officers, other than Mr. Hwang, who resigned his positions with the Company effective as of April 30, 2015.

Upon the recommendation of our Board of Directors or chief executive officer, or otherwise, the Committee may in the future consider granting additional performance-based equity incentives.

Perquisites and Other Benefits

We provide the named executive officers with perquisites and other benefits, including expatriate benefits, that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Generally, perquisites are determined based upon what the Committee considers to be the most customary perquisites offered by our select peer group and are not based upon a median cost for specific perquisites or for the perquisites in aggregate. The Committee determines the level and types of expatriate benefits for the executive officers based on local market surveys taken by our human resources group. These surveys are not limited to our select peer group, but include a broad range of non-Korea based companies with significant operations in Korea. Attributed costs of the personal benefits for the named executive officers are as set forth in the Summary Compensation Table below.

Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim were expatriates during 2015 and 2014. Mr. YJ Kim and Mr. T. Kim were also expatriates during 2013. Mr. YJ Kim, Mr. J. Kim and Mr. T. Kim received expatriate benefits commensurate with market practice in Korea. These benefits, which were determined on an individual basis, included housing allowances, relocation and repatriation allowances, insurance premiums, reimbursement for the use of a car, home leave flights, living expenses, children’s tuition allowances, tax equalization payments and tax advisory services, each as we deemed appropriate.

In addition, pursuant to the Employee Retirement Benefit Security Act, certain executive officers resident in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. For purposes of this section, we call this benefit “statutory severance.” The base statutory severance is approximately one month of base salary per year of service. Mr. YJ Kim, Mr. J. Kim, Mr. T. Kim, Mr. TJ Lee, Mr. WM Lee and Mr. Hwang accrued statutory severance in 2015.

Certain Tax Considerations

We consider tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. In particular, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to “covered employees” (which are defined as our named executive officers, other than the chief financial officer). However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Although deductibility is a factor that the Committee takes into account in determining awards of cash bonuses and equity grant, the Committee may award compensation that is not deductible under Section 162(m) when, in the exercise of the Committee’s judgment, it would be in the best interests of the Company and its stockholders to do so.

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2015, 2014 and 2013, of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards $(2)	Restricted Stock Unit (RSU) Awards ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Young-Joon Kim	2015	475,954	—	137,984	360,990	77,918	566,520	(5)	1,619,366
Chief Executive Officer	2014	349,917	—	—		30,315	340,435		720,667
	2013	228,226	124,347	813,660		18,836	213,986		1,399,055

Jonathan Kim	2015	322,291	—	106,507	278,478	35,646	156,673	(6)	899,595
Chief Financial Officer, Executive Vice President and Chief Accounting Officer	2014	225,196	50,000	162,691		20,043	133,671		591,601

Theodore Kim	2015	310,058	—	78,791	206,280	34,996	148,720	(7)	778,845
Chief Compliance Officer, Executive Vice President, General Counsel and Secretary	2014	279,934	—	—		24,081	111,114		415,129

Tae Jong Lee	2015	244,796	—	66,913	175,338	20,482	57,090	(8)	564,619
Executive Vice President and General Manager, Foundry Services Group

Woung Moo Lee	2015	230,044	—	66,913	175,338	24,621	40,771	(9)	537,687
Executive Vice President and General Manager, Standard Products Group

Tae Young Hwang	2015	156,032	—	—	—	13,041	1,135,175	(10)	1,304,248
Former Chief Operating Officer and President(1)	2014	391,208	—	—		32,601	30,180		453,989
	2013	363,902	76,439	—		43,968	31,717		516,026

Note: A monthly average exchange rate was used to convert amounts in the above table that were originally paid in Korean won.

(1)	Mr. Hwang resigned his positions as Chief Operating Officer and President of the Company, and from all other officer and director positions with the Company and its subsidiaries, effective as of April 30, 2015.
(2)	Represents the grant date fair value with respect to the fiscal year determined in accordance with FASB ASC 718. See Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies—Stock-Based Compensation,” and Note 13 “Equity Incentive Plans” to our consolidated financial statements under “Item 8. Financial Statements and Supplementary Data.”
(3)	Represents the grant date fair value of RSUs granted in 2015.
(4)	Consists of statutory severance accrued during the years ended December 31, 2015, 2014 and 2013, as applicable. See the section subtitled “Compensation Discussion and Analysis” for a description of the statutory severance benefit.
(5)

Includes the following personal benefits paid to Mr. YJ Kim for 2015: (a) $100,377, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. YJ Kim’s housing lease; (b) $30,850 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $18,902 for Mr. YJ Kim’s home leave flights; (d) $51,053 for insurance premiums; (e) $56,582 for other personal benefits

(including personal use of a car service provided by the Company and living expenses); (f) $141,216 of reimbursement for the difference between the actual tax Mr. YJ Kim already paid and the hypothetical tax he had to pay for the fiscal year 2014; and (g) $167,540 for reimbursement of Korean tax.

(6)	Includes the following personal benefits paid to Mr. J. Kim for 2015: (a) $38,401, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. J. Kim’s housing lease; (b) $12,427 for Mr. J. Kim’s home leave flights; (c) $34,073 for insurance premiums; (d) $24,226 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $35,758 of reimbursement for the difference between the actual tax Mr. J. Kim already paid and the hypothetical tax he had to pay for the fiscal year 2014; and (f) $11,788 for reimbursement of Korean tax.
(7)	Includes the following personal benefits paid to Mr. T. Kim for 2015: (a) $49,435, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. T. Kim’s housing lease; (b) $13,134 for Mr. T. Kim’s home leave flights; (c) $26,507 for insurance premiums; (d) $22,961 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $16,278 of reimbursement for the difference between the actual tax Mr. T. Kim already paid and the hypothetical tax he had to pay for the fiscal year 2014; and (f) $20,405 for reimbursement of Korean tax.
(8)	Includes the following personal benefits paid to Mr. TJ Lee for 2015: (a) $6,902 for reimbursement of tuition expenses for Mr. TJ Lee’s children; (b) $9,285 for insurance premiums; and (c) $40,903 for other personal benefits (including personal use of a car service provided by the Company and living expenses).
(9)	Includes the following personal benefits paid to Mr. WM Lee for 2015: (a) $14,346 for reimbursement of tuition expenses for Mr. WM Lee’s children; (b) $6,700 for insurance premiums; and (c) $19,725 for other personal benefits (including personal use of a car service provided by the Company and living expenses).
(10)	Includes the following personal benefits paid to Mr. Hwang for 2015: (a) $15,310 for other personal benefit (including personal use of a car service provided by the Company and living expenses); (b) $12,337 for insurance premiums; (c) $166,229 for a separation payment (excluding separation payments subject to any performance conditions until May 2017); and (d) $941,299 for a statutory severance payment.

Grants of Plan-Based Awards Table for Fiscal Year 2015

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(3)	Grant Date Fair Value of Option Awards ($)(4)
Young-Joon Kim	6/9/2015	47,250	90,610	7.64	137,984
Jonathan Kim	6/9/2015	36,450	69,940	7.64	106,507
Theodore Kim	6/9/2015	27,000	51,740	7.64	78,791
Tae Jong Lee	6/9/2015	22,950	43,940	7.64	66,913
Woung Moo Lee	6/9/2015	22,950	43,940	7.64	66,913
Tae Young Hwang	—	—	—	—	—

(1)	Represents service-vesting RSUs granted during fiscal year 2015 to our named executive officers. Further information on the RSU awards can be found in the “—Compensation Discussion & Analysis” section above.
(2)	Represents service-vesting stock options awarded to our named executive officers during fiscal year 2015. Further information on the service-vesting stock option awards can be found in the “—Compensation Discussion & Analysis” section above.
(3)	The per share exercise price of the named executive officers’ options was determined based on the fair market value per share of our common stock as of the grant date ($7.64).
(4)	Represents the grant date fair value with respect to the fiscal year determined in accordance with FASB ASC 718. See Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Equity Incentive Plans” to our consolidated financial statements under “Item 8: Financial Statements and Supplementary Data.”

Outstanding Equity Awards at Fiscal Year End 2015

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)		Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(9)		Market Value of Shares or Units of Stock That Have not Vested ($)
Young-Joon Kim	5/6/2013	168,000	(1)	32,000	(1)	15.96		5/6/2023
	6/9/2015	45,305	(2)	45,305	(2)	7.64		6/9/2025	23,625	(10)	124,976

Jonathan Kim	3/12/2014	7,375	(3)	5,125	(3)	13.93		3/12/2024
	6/12/2014	7,375	(3)	5,125	(3)	12.44		6/12/2024
	9/12/2014	7,375	(3)	5,125	(3)	12.18		9/12/2024
	12/12/2014	7,375	(3)	5,125	(3)	12.96		12/12/2024
	6/9/2015	34,970	(2)	34,970	(2)	7.64		6/9/2025	18,225	(10)	96,410

Theodore Kim	10/26/2013	33,500	(4)	16,500	(4)	21.79		10/26/2023
	6/9/2015	25,870	(2)	25,870	(2)	7.64		6/9/2025	13,500	(10)	71,415

Tae Jong Lee	12/8/2009	49,000				5.88	(8)	12/8/2019
	1/15/2012	30,000	(5)			7.75		1/15/2022
	6/9/2015	21,970	(2)	21,970	(2)	7.64		6/9/2025	11,475	(10)	60,703

Woung Moo Lee	11/1/2013	33,500	(6)	16,500	(6)	19.56		11/1/2023
	6/9/2015	21,970	(2)	21,970	(2)	7.64		6/9/2025	11,475	(10)	60,703

Tae Young Hwang	12/8/2009	175,000				5.88	(8)	12/8/2019
	1/15/2012	20,000	(7)			7.75		1/15/2022

(1)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on May 6, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months. Any unvested options vest immediately upon a change in control.
(2)	An installment of 50% of the shares of common stock subject to the options vested and became exercisable on June 9, 2015, with the remaining 50% vesting in three equal annual installments on the first three anniversaries of June 9, 2015. Any unvested options vest immediately upon a change in control.
(3)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on March 12, 2015, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months. Any unvested options vest immediately upon a change in control.
(4)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on October 26, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months. Any unvested options vest immediately upon a change in control.

(5)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on January 15, 2013, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months. Any unvested options vest immediately upon a change in control.
(6)	An installment of 34% of the shares of common stock subject to the options vested and became exercisable on November 1, 2014, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three periods of three months, an additional 9% of the options vest upon the completion of the next period of three months, and an additional 8% of the options vest upon the completion of each of the next three periods of three months. Any unvested options vest immediately upon a change in control.
(7)	Mr. Hwang resigned his positions as Chief Operating Officer and President of the Company, and from all other officer and director positions with the Company and its subsidiaries, effective as of April 30, 2015. Mr. Hwang’s employment separation agreement with the Company provides that all stock options held by Mr. Hwang as of his termination will remain exercisable for up to 18 months following the effective date of the separation agreement. See “—Agreements with Executives and Potential Payments Upon Termination or Change in Control—Tae Young Hwang.”
(8)	The option exercise price at the time of grant was $1.16 per common unit, or $9.28 after giving effect to the corporate conversion. On April 19, 2010, we made a distribution to our unitholders of $0.4254 per common unit, which resulted in the option exercise price being reduced to $0.7346 per common unit, or $5.88 after giving effect to the corporate conversion.
(9)	Represents unvested service-vesting RSUs granted on June 9, 2015.
(10)	An installment of 50% of the shares of common stock subject to the RSUs vested on June 9, 2015, with the remaining 50% vesting in three equal annual installments on the first three anniversaries of June 9, 2015. Any unvested RSU vest immediately upon a change in control.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Young-Joon Kim	—	—	23,625	180,495
Jonathan Kim	—	—	18,225	139,239
Theodore Kim	—	—	13,500	103,140
Tae Jong Lee	—	—	11,475	87,669
Woung Moo Lee	—	—	11,475	87,669
Tae Young Hwang	—	—	—	—

(1)	Represents RSUs that vested on June 9, 2015.
(2)	Represents the value as of the date of vesting based on a share price of $7.64.

MagnaChip Semiconductor LLC 2009 Common Unit Plan

Following our emergence from our reorganization proceedings, in December 2009, our Board of Directors adopted, and our equityholders approved, the MagnaChip Semiconductor LLC 2009 Common Unit Plan, which we refer to as the 2009 Plan. The 2009 Plan provided for the grant of nonstatutory options, restricted unit bonus and purchase right awards, and deferred unit awards to employees and consultants of our Company and our subsidiaries and to members of our Board of Directors. However, only options and restricted unit bonus awards were granted under the 2009 Plan. Subject to adjustment in the event of certain changes in capital structure, the maximum aggregate number of MagnaChip Semiconductor LLC common units available for grant under the 2009 Plan was 30,000,000. Units subject to awards that expired, were forfeited or otherwise terminated would have been available again for grant under the 2009 Plan.

In connection with our corporate conversion, MagnaChip Semiconductor Corporation assumed the rights and obligations of MagnaChip Semiconductor LLC under the 2009 Plan and converted MagnaChip Semiconductor LLC common unit options and restricted common units outstanding under the 2009 Plan into options to acquire a number of shares of our common stock and shares of restricted common stock at a ratio of eight-for-one on substantially equivalent terms and conditions. As of December 31, 2015, there were outstanding under the 2009 Plan options to purchase 852,449 shares of common stock, at a weighted average exercise price of $6.22 per share. The 2009 Plan terminated immediately following our corporate conversion, and no additional options or other equity awards may be granted under the 2009 Plan. However, options granted under the 2009 Plan prior to its termination will remain outstanding until they are either exercised or expire.

The 2009 Plan is administered by the Committee. Subject to the provisions of the 2009 Plan, the Committee determined in its discretion the persons to whom and the times at which awards were granted, the sizes of such awards, and all of their terms and conditions. All awards were evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2009 Plan and awards granted under it.

In the event of a change in control of our Company, the vesting of all outstanding awards held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by a successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the units subject to an option over the exercise price per unit of such option.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan, or the 2011 Plan, was approved by our Board of Directors and our stockholders in March 2010. We amended and restated the 2011 Plan in February 2011, and our stockholders approved the amendment in March 2011 to reflect that it became effective in 2011 upon our corporate conversion. 891,703 shares of our common stock, or the total number of shares of common stock (as adjusted by the conversion ratio in the corporate conversion) that remained available for grant upon the termination of the 2009 Plan immediately following the corporate conversion, were initially authorized and reserved.

As of December 31, 2015, there were outstanding under the 2011 Plan options to purchase 2,327,450 shares of common stock, at a weighted average exercise price of $10.85 per share. As of December 31, 2015, 894,790 shares of our common stock remained available for issuance under the 2011 Plan. This reserve automatically increased on January 1, 2014, January 1, 2015 and January 1, 2016 by an additional 680,967, 681,129 and 691,378 shares, respectively, and will automatically increase each subsequent anniversary through 2021, by an amount equal to the smaller of 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our Board of Directors. The number of shares authorized for issuance under the 2011 Plan will also be increased from time to time by up to that number of shares of common stock remaining subject to options and restricted stock awards outstanding under the 2009 Plan at the time of its termination immediately following the corporate conversion that expire or terminate or are forfeited for any reason after the effective date of the 2011 Plan, subject to a cap of 1,412,352 shares. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2011 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2011 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2011 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2011 Plan.

Awards may be granted under the 2011 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant.

The 2011 Plan is administered by the Committee. Subject to the provisions of the 2011 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2011 Plan and awards granted under it.

In the event of a change in control as described in the 2011 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2011 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our Board of Directors who are not employees will automatically be accelerated in full. The 2011 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

The Board has delegated to a special equity committee composed of our chief executive officer the authority to grant and administer RSU awards covering up to a total of 312,000 shares to up to 1,100 nonunion employees of the Company (other than executive officers), with a maximum grant size of 1,000 shares per employee. Such RSUs will become vested and settled upon the first to occur of (i) April 1, 2017 or (ii) the date of the consummation of a change in control.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan, or the Purchase Plan, was approved by our Board of Directors in March 2010. Our Board of Directors amended and restated the Purchase Plan in February 2011 to reflect that the Purchase Plan would become effective in 2011 upon the commencement of the MagnaChip IPO. The Purchase Plan was approved by our stockholders in March 2011 and became effective upon the commencement of the MagnaChip IPO. We initially authorized and reserved 789,890 shares for sale under the Purchase Plan. In August, 2012, the Committee suspended the Purchase Plan.

As of December 31, 2015, 1,163,880 shares of our common stock remained reserved for sale under the Purchase Plan. In addition, the Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2012 and continuing through and including January 1, 2021 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) 789,980 shares, or (iii) a number of shares as our Board of Directors may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan. Because the Purchase Plan was suspended in August 2012, no annual increase in the number of shares authorized under such plan occurred on January 1, 2013 or in subsequent years.

Our employees and employees of any parent or subsidiary corporation designated by the Committee are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

The Purchase Plan is implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August, and November each year. The Committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to 95% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period, the Committee is authorized to change the purchase price discount for that offering period, but the purchase price may not be less than 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date.

No participant may purchase under the Purchase Plan in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, the Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the Committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under the Purchase Plan. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by the Committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

We are obligated to make certain payments to our named executive officers upon termination or a change in control as further described below. The terms “cause” and “good reason” used below have the meanings given to them in the applicable agreements with us.

Young-Joon Kim. We entered into an Offer Letter with Mr. YJ Kim, dated as of April 15, 2013, pursuant to which Mr. YJ Kim is entitled to an initial annual base salary of $350,000 per year (subject to adjustment by our Board of Directors), a one-time signing bonus and relocation allowance of $100,000, and an annual incentive bonus target of 80% of his annual base salary based on company performance and attainment of management objectives under a plan established and approved by the Board of Directors. Mr. YJ Kim is also entitled to customary employee benefits and expatriate benefits. Pursuant to his Offer Letter, on May 6, 2013, Mr. YJ Kim received an initial grant of an option to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $15.96, which vests and becomes exercisable over three years from the date of commencement of Mr. YJ Kim’s employment with MagnaChip Korea. We entered into a Severance Agreement with Mr. YJ Kim, dated as of November 3, 2015, which supersedes the severance provisions in Mr. YJ Kim’s Offer Letter. Under the Severance Agreement, if Mr. YJ Kim’s employment is terminated by us without cause or by him with good reason, in addition to accrued but unpaid salary, vested non-severance benefits under other Company benefit plans and statutory severance under Korean law, Mr. YJ Kim will be entitled to receive (i) an amount equal to two times his then current base salary, payable during the 12 month period following termination of employment, (ii) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, (iii) for 12 months following termination of employment, payment of any portion of health benefit premiums that are in excess of the amount he would have paid if he had remained employed during such period, (iv) continued provision of expatriate benefits for 12 months following termination of employment, (v) continued reasonable use of our corporate club membership for 12 months following termination of employment, (vi) a repatriation allowance and repatriation expenses in accordance with our expatriate benefit policy, and (vii) immediate vesting of all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) upon termination of employment, with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). If such termination of employment by us without cause or by Mr. YJ Kim with good reason occurs within three months prior or 18 months following a change in control, in addition to the benefits described in the preceding sentence, Mr. YJ Kim will also be entitled to receive (i) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, and (ii) an additional 6 months of payments of health benefit premiums as described in part (iii) of the preceding sentence. The Severance Agreement also provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by Mr. YJ Kim will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under the Severance Agreement is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive Plan. As a condition to the receipt of payments and benefits under the severance agreement, Mr. YJ Kim must comply with the terms of certain restrictive covenants, including a two year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants.

Jonathan Kim. We entered into an Offer Letter with Mr. J. Kim, dated as of March 8, 2014, pursuant to which Mr. J. Kim will be paid an initial base salary of $280,000 per year (subject to adjustment by our Board of Directors), a sign on bonus of $50,000, a one-time relocation payment of $50,000 and an annual incentive bonus based on company performance and attainment of management objectives under a plan to be established and approved by the Company’s Board of Directors. Mr. J. Kim is entitled to customary employee benefits and expatriate benefits. Pursuant to his Offer Letter, Mr. J. Kim will receive an initial grant of an option to purchase an aggregate of 50,000 shares of the Company’s common stock, which will be granted in four equal tranches during the nine-month period beginning on the commencement of his employment with MagnaChip Korea. The option grants will become vested and exercisable over three years from the date of commencement of Mr. J. Kim’s employment with MagnaChip Korea. We entered into a Severance Agreement with Mr. J. Kim, dated as of November 3, 2015, which supersedes the severance provisions in Mr. J. Kim’s Offer Letter. Under the Severance Agreement, if Mr. J. Kim’s employment is terminated by us without cause or by him with good reason, in addition to accrued but unpaid salary, vested non-severance benefits under other Company benefit plans and statutory severance under Korean law, Mr. J. Kim will be entitled to receive (i) an amount equal to his then current base salary, payable during the 12 month period following termination of employment, (ii) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, (iii) for 12 months following termination of employment, payment of any portion of health benefit premiums that are in excess of the amount he would have paid if he had remained employed during such period,

(iv) continued provision of expatriate benefits for 12 months following termination of employment, (v) a repatriation allowance and repatriation expenses in accordance with our expatriate benefit policy, and (vi) immediate vesting of all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) upon termination of employment, with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). If such termination of employment by us without cause or by Mr. J. Kim with good reason occurs within three months prior or 18 months following a change in control, in addition to the benefits described in the preceding sentence, Mr. J. Kim will also be entitled to receive (i) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, and (ii) an additional 6 months of payments of health benefit premiums as described in part (iii) of the preceding sentence. The Severance Agreement also provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by Mr. J. Kim will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under the Severance Agreement is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive Plan. As a condition to the receipt of payments and benefits under the severance agreement, Mr. J. Kim must comply with the terms of certain restrictive covenants, including a two year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants.

Theodore Kim. We entered into an Offer Letter with Mr. T. Kim, dated as of September 27, 2013, pursuant to which Mr. T. Kim will be paid an initial base salary of $280,000 per year (subject to adjustment by our Board of Directors), and an annual incentive bonus of up to 30% of his base salary based on company performance and attainment of management objectives under a plan to be established and approved by the Company’s Board of Directors. Mr. T. Kim is entitled to customary employee benefits and expatriate benefits. Pursuant to his Offer Letter, Mr. T. Kim will receive an initial grant of an option to purchase an aggregate of 50,000 shares of the Company’s common stock. The option grants will become vested and exercisable over three years from the date of commencement of Mr. T. Kim’s employment with MagnaChip Korea. We entered into a Severance Agreement with Mr. T. Kim, dated as of November 3, 2015, which supersedes the severance provisions in Mr. T. Kim’s Offer Letter. Under the Severance Agreement, if Mr. T. Kim’s employment is terminated by us without cause or by him with good reason, in addition to accrued but unpaid salary, vested non-severance benefits under other Company benefit plans and statutory severance under Korean law, Mr. T. Kim will be entitled to receive (i) an amount equal to his then current base salary, payable during the 12 month period following termination of employment, (ii) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, (iii) for 12 months following termination of employment, payment of any portion of health benefit premiums that are in excess of the amount he would have paid if he had remained employed during such period, (iv) continued provision of expatriate benefits for 12 months following termination of employment, (v) a repatriation allowance and repatriation expenses in accordance with our expatriate benefit policy, and (vi) immediate vesting of all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) upon termination of employment, with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). If such termination of employment by us without cause or by Mr. T. Kim with good reason occurs within three months prior or 18 months following a change in control, in addition to the benefits described in the preceding sentence, Mr. T. Kim will also be entitled to receive (i) an amount equal to his then current base salary, payable in a single cash lump sum following termination of employment, and (ii) an additional 6 months of payments of health benefit premiums as described in part (iii) of the preceding sentence. The Severance Agreement also provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by Mr. T. Kim will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under the Severance Agreement is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive

Plan. As a condition to the receipt of payments and benefits under the severance agreement, Mr. T. Kim must comply with the terms of certain restrictive covenants, including a two year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants.

Tae Jong Lee. We entered into an Offer Letter with Mr. TJ Lee, dated as of June 20, 2007, pursuant to which Mr. TJ Lee will be paid an initial base salary of 170,000,000 Korean won per year (subject to adjustment by our Board of Directors), a sign on bonus of 20,000,000 Korean won, a one-time relocation payment of 8,000,000 Korean won, and an annual incentive bonus with a target of 50% of his base salary based on company performance and attainment of management objectives under a plan to be established and approved by the Company’s Board of Directors. Mr. TJ Lee is entitled to customary employee benefits as well as a monthly housing allowance of 3,600,000 Korean won and an annual children’s tuition reimbursement of up to 32,400,000 Korean won. Pursuant to his Offer Letter, Mr. TJ Lee will receive an initial grant of an option at a per share exercise price equal to the greater of $3.00 or the then fair market value to purchase an aggregate of 40,000 shares of the Company’s common stock. The option grants will become vested and exercisable over four years from the date of commencement of Mr. TJ Lee’s employment with MagnaChip Korea. We entered into a Severance Agreement with Mr. TJ Lee, dated as of November 3, 2015, which supersedes the severance provisions in Mr. TJ Lee’s Offer Letter. Under the Severance Agreement, if Mr. TJ Lee’s employment is terminated by us without cause or by him with good reason, in addition to accrued but unpaid salary, vested non-severance benefits under other Company benefit plans and statutory severance under Korean law, Mr. TJ Lee will be entitled to receive (i) an amount equal to his then current base salary, payable during the 12 month period following termination of employment, (ii) continued housing payments for 12 months following termination of employment and (iii) immediate vesting of all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) upon termination of employment, with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). If such termination of employment by us without cause or by Mr. TJ Lee with good reason occurs within three months prior or 18 months following a change in control, in addition to the benefits described in the preceding sentence, Mr. TJ Lee will also be entitled to receive an amount equal to his then current base salary, payable during the 12 month period following termination of employment. The Severance Agreement also provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by Mr. TJ Lee will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under the Severance Agreement is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive Plan. As a condition to the receipt of payments and benefits under the severance agreement, Mr. TJ Lee must comply with the terms of certain restrictive covenants, including a two year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants.

Woung Moo Lee. We entered into an Offer Letter with Mr. WM Lee, dated as of October 16, 2013, pursuant to which Mr. WM Lee will be paid an initial base salary of 230,000,000 Korean won per year (subject to adjustment by our Board of Directors), and an annual incentive of up to 30% of his base salary based on company performance and attainment of management objectives under a plan to be established and approved by the Company’s Board of Directors. Mr. WM Lee is entitled to customary employee benefits. Pursuant to his Offer Letter, Mr. WM Lee will receive an initial grant of an option to purchase an aggregate of 50,000 shares of the Company’s common stock. The option grants will become vested and exercisable over three years from the date of commencement of Mr. WM Lee’s employment with MagnaChip Korea. We entered into a Severance Agreement with Mr. WM Lee, dated as of November 3, 2015, which supersedes the severance provisions in Mr. WM Lee’s Offer Letter. Under the Severance Agreement, if Mr. WM Lee’s employment is terminated by us without cause or by him with good reason, in addition to accrued but unpaid salary, vested non-severance benefits under other Company benefit plans and statutory severance under Korean law, Mr. WM Lee will be entitled to receive (i) an amount equal to his then current base salary, payable during the 12 month period following termination of employment and (ii) immediate vesting of all outstanding and unvested equity awards

(including, without limitation, stock options and RSUs) upon termination of employment, with any stock options remaining outstanding and exercisable for two years following such termination (or the expiration of the option, if earlier). If such termination of employment by us without cause or by Mr. WM Lee with good reason occurs within three months prior or 18 months following a change in control, in addition to the benefits described in the preceding sentence, Mr. WM Lee will also be entitled to receive an amount equal to his then current base salary, payable during the 12 month period following termination of employment. The Severance Agreement also provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by Mr. WM Lee will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under the Severance Agreement is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of the Severance Agreement but not the 2011 Equity Incentive Plan. As a condition to the receipt of payments and benefits under the severance agreement, Mr. WM Lee must comply with the terms of certain restrictive covenants, including a two year post-termination non-competition covenant and perpetual non-disclosure and employee non-solicitation covenants.

Tae Young Hwang. We entered into an Entrustment Agreement with Mr. Hwang, effective as of October 1, 2004, under which he served as our Chief Operating Officer and President, with an initial base salary of 220 million Korean won per year and with a target annual incentive bonus to be determined by management based on performance. Mr. Hwang was entitled to customary employee benefits. The agreement also contains customary non-competition covenants lasting one year from the date of termination of employment and confidentiality covenants of unlimited duration. If Mr. Hwang’s employment terminates for any reason, he is entitled to statutory severance payments pursuant to the Korean Commercial Code or any other statute.

Effective April 30, 2015, Tae Young Hwang resigned as our Chief Operating Officer and President and from all other officer and director positions with the Company and its direct and indirect subsidiaries. In connection with Mr. Hwang’s resignation, on April 30, 2015, Mr. Hwang and MagnaChip Korea entered into an Advisory Services and Separation Agreement, or the Hwang Separation Agreement, which provides for Mr. Hwang’s separation from MagnaChip Korea effective as of May 31, 2015. Under the Hwang Separation Agreement, Mr. Hwang will provide advisory services to the Company for a term of 24 months. The advisory services will relate to: supporting the Company’s Chief Executive Officer; the Company’s production processes; transition matters; the Company’s LG Display business; labor union negotiations; cooperation with the Company in connection with any pending litigation or investigation relating to the Company or its affiliates; and any other matters the Company requests in its reasonable discretion. Mr. Hwang will be paid a monthly amount of 27,439,200 Korean won (approximately $25,412.55, with Korean won converted into U.S. Dollars at a reference conversion rate of 1,079.75 Korean won to 1 U.S. Dollar), which is equal to 80% of his current monthly salary, during the term of the Hwang Separation Agreement, payable on a monthly basis, for providing such advisory services. The Hwang Separation Agreement contains a general release of claims, a non-disparagement agreement and a confidentiality agreement by Mr. Hwang. The Hwang Separation Agreement also contains covenants by Mr. Hwang that during the term he provides advisory services to the Company and for one year after the conclusion of such term he will not engage in any activities or services that are competitive with the Company or any of its affiliates or solicit any of the Company’s employees. In consideration for Mr. Hwang’s advisory services and for the other terms agreed by Mr. Hwang in the Hwang Separation Agreement, the Company paid Mr. Hwang a lump sum payment of 100% of his accrued pension benefits as of the effective date of the Hwang Separation Agreement. The value of Mr. Hwang’s accrued pension benefits as of May 31, 2015, the effective date of the Hwang Separation Agreement, was 1,103,424,670 Korean won (approximately $1,021,926.07). The Hwang Separation Agreement also provides that all stock options held by Mr. Hwang will be exercisable for 18 months following the effective date of the Hwang Separation Agreement.

Potential Payments upon Termination or Change in Control.

Termination. Our named executive officers are eligible to receive certain payments and benefits in connection with certain service termination events pursuant to the terms of our severance agreements with them, as further described under the section entitled “Agreements with Executives and Potential Payments Upon Termination or Change in Control.” The terms “cause” and “good reason” used below have the meanings given to them in the applicable agreements with us.

Change in Control. The Committee has the authority to require that outstanding equity awards be assumed or replaced with substantially equivalent awards by the successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the units subject to an option over the exercise price per unit of such option. For purposes of the foregoing, a “change in control” is generally defined as the acquisition by a person or entity of more than 51% of the combined voting power of our then outstanding voting securities or a sale or transfer of all or substantially all of our consolidated assets to a person or entity that is not our affiliate. The severance agreements with our named executive officers other than Mr. Hwang each provides that, in the event of a change in control, all outstanding and unvested equity awards (including, without limitation, stock options and RSUs) held by such executive will become immediately vested and, in the case of options, exercisable, as of immediately prior to such change in control. The definition of change in control under such severance agreements is the same as under our 2011 Equity Incentive Plan, except that a sale of assets representing at least 65% of our consolidated annual revenue or assets, or a sale of either of our Standard Products Group or foundry business lines, is a change in control for purposes of such severance agreement but not the 2011 Equity Incentive Plan.

The following tables present our estimate of the dollar value of the payments and benefits payable to our named executive officers upon the occurrence of certain terminations of their employment and upon a change in control, assuming that each such event occurred on December 31, 2015 (except for Mr. Hwang, whose employment terminated during 2015), and assuming a closing per share price of $5.29 on December 31, 2015. The disclosure in the following table does not include:

•	any accrued benefits that were earned and payable as of December 31, 2015; or

•	payments and benefits to the extent they are provided generally to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Young-Joon Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	1,671,000	124,976	582,108	(4)	2,378,084
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	2,228,000	124,976	607,634	(5)	2,960,611
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—		—
Change in Control (without termination of employment)	—	124,976	—		124,976

(1)	Represents cash severance payments payable pursuant to the severance agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the severance agreement. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” for additional information.

(3)	Represents continuation of benefits and perquisites pursuant to the severance agreement and our expatriate benefit policy. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. YJ Kim: (a) $100,377, which is housing expenses for Mr. YJ Kim’s housing lease; (b) $30,850 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $18,902 for Mr. YJ Kim’s home leave flights; (d) $51,053 for insurance premiums; (e) $72,170 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (f) $141,216 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (g) $167,540 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $25,526 of insurance premiums for extended 6 months of insurance coverage periods.

Jonathan Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	700,000	96,410	195,691	(4)	992,101
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	1,050,000	96,410	212,727	(5)	1,359,137
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—		—
Change in Control (without termination of employment)	—	96,410	—		96,410

(1)	Represents cash severance payments payable pursuant to the severance agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the severance agreement. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Represents continuation of benefits and perquisites pursuant to the severance agreement and our expatriate benefit policy. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. J. Kim: (a) $38,401, which is housing expenses for Mr. J. Kim’s housing lease; (b) $12,428 for Mr. J. Kim’s home leave flights; (c) $34,073 for insurance premiums; (d) $63,243 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $35,758 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (f) $11,788 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $17,036 of insurance premiums for extended 6 months of insurance coverage periods.

Theodore Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	660,000	71,415	146,137	(4)	877,552
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	990,000	71,415	159,390	(5)	1,220,805
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—		—
Change in Control (without termination of employment)	—	71,415	—		71,415

(1)	Represents cash severance payments payable pursuant to the severance agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the severance agreement. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Represents continuation of benefits and perquisites pursuant to the severance agreement and our expatriate benefit policy. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits.
(4)	Includes the following continuation of benefits and perquisites for Mr. T. Kim: (a) $49,435, which is housing expenses for Mr. T. Kim’s housing lease; (b) $13,134 for Mr. T. Kim’s home leave flights; (c) $26,507 for insurance premiums; (d) $20,377 for other personal benefits (including personal use of a car service provided by the Company and living expenses); (e) $16,278 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (f) $20,405 for estimated reimbursement of Korean tax.
(5)	Same as the total amount of Note (4) except $13,253 of insurance premiums for extended 6 months of insurance coverage periods.

Tae Jong Lee

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	244,796	60,703	23,545	(4)	329,043
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	489,591	60,703	23,545	(5)	573,838
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—		—
Change in Control (without termination of employment)	—	60,703	—		60,703

(1)	Represents cash severance payments payable pursuant to the severance agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the severance agreement. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits.
(4)	Represents housing expenses for Mr. TJ Lee’s housing lease.
(5)	Same as the amount of Note (4).

Woung Moo Lee

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)(2)	Continuation of Benefits and Perquisites ($)(3)	Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	230,044	60,703	—	290,747
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	460,088	60,703	—	520,791
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—	—	—
Change in Control (without termination of employment)	—	60,703	—	60,703

(1)	Represents cash severance payments payable pursuant to the severance agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Represents the value of immediate vesting of all outstanding stock options and RSUs pursuant to the severance agreement. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” for additional information.
(3)	Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits.

Tae Young Hwang*

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)	Continuation of Benefits and Perquisites ($)(2)	Total ($)
Resignation by Executive	1,107,528	—	15,671	1,123,199

*	Mr. Hwang resigned his positions as Chief Operating Officer and President of the Company, and from all other officer and director positions with the Company and its subsidiaries, effective as of April 30, 2015. See “—Agreements with Executives and Potential Payments Upon Termination or Change in Control—Tae Young Hwang” for a description of Mr. Hwang’s severance arrangements with the Company.

(1)	Represents cash severance payments payable pursuant to the separation agreement, as well as certain statutory severance benefits under the Employee Retirement Benefit Security Act. Mr. Hwang was entitled to statutory severance benefits in the amount of $941,298 as of December 31, 2015 (excluding benefits subject to any performance conditions pursuant to the separation agreement until May 2017). Although the minimum legal severance accrual is one month of base salary per year of service, Mr. Hwang was eligible for accrual of a multiple of two to three months of base salary per year of service during approximately the first ten of his nineteen years of service, or $688,834 in aggregate. See “—Compensation Discussion and Analysis—Agreements with Executives and Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Pension Benefits for the Fiscal Year Ended December 31, 2015” for additional information.
(2)	Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2015 benefits (excluding benefits subject to any performance conditions pursuant to the separation agreement until May 2017).

Pension Benefits for the Fiscal Year Ended December 31, 2015

In addition to the severance benefits described above, pursuant to the Employee Retirement Benefit Security Act, certain executive officers resident in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. The base statutory severance accrues at the rate of approximately one month of base salary per year of service and is calculated on a monthly basis based upon the officer’s salary for the prior three-month period. Accordingly, if the named executive officers in the following table had retired on the last day of our fiscal year ended December 31, 2015, they would have been entitled to the statutory severance payments described below. Assuming no change in the applicable law, each of these executives will continue to accrue additional statutory severance benefits at the rate described above until his or her service with us terminates.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year
Young Joon Kim	Statutory Severance	3	122,672	—
Jonathan Kim	Statutory Severance	2	52,995	—
Theodore Kim	Statutory Severance	3	61,322	—
Tae Jong Lee	Statutory Severance	9	164,548	—
Woung Moo Lee	Statutory Severance	2	43,137	—
Tae Young Hwang(1)	Statutory Severance with Multiplier for Partial Period	—	—	941,298.79

(1)	Mr. Hwang accrued severance for his nineteen years of service at MagnaChip and its predecessor corporation. Although the minimum legal severance accrual is one month of base salary per year of service, Mr. Hwang was eligible for accrual of a multiple of two to three months of base salary per year of service during approximately the first ten of his nineteen years of service, or $688,834 in aggregate. See “—Agreements with Executives and Potential Payments Upon Termination or Change in Control—Tae Young Hwang” for a description of the accrued pension benefits that are payable to Mr. Hwang in connection with his resignation.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Equity Compensation Plan Table

The following table provides information as of December 31, 2015, regarding securities authorized for issuance under the Company’s compensation plans. The Company’s compensation plans include the 2009 Plan, the 2011 Plan, and the Purchase Plan. The numbers in the following table do not include options or shares that may be added to the issuable amounts under the 2011 Plan or the Purchase Plan, respectively, after December 31, 2015, in accordance with the terms of the respective plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options		(b) Weighted-average exercise price of outstanding options		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,179,899	(1)	$9.61	(1)	894,790	(2)
Equity compensation plans not approved by security holders	—		—		—
Total:	3,179,899				894,790

(1)	The number of securities to be issued upon the exercise of outstanding options and the weighted average exercise price do not include any purchase right under the Purchase Plan or the purchase price for the purchase of shares under the Purchase Plan.
(2)	Excludes 1,163,880 shares of common stock that remain available as of December 31, 2015, for future issuance under the suspended Purchase Plan.

In December 2009, our Board of Directors adopted, and our equityholders approved, the MagnaChip Semiconductor LLC 2009 Common Unit Plan, which we refer to as the 2009 Plan. The 2009 Plan provided for the grant of nonstatutory options, restricted unit bonus and purchase right awards, and deferred unit awards to employees and consultants of our Company and our subsidiaries and to members of our Board of Directors. However, only options and restricted unit bonus awards were granted under the 2009 Plan. The 2009 Plan terminated immediately following our corporate conversion, and no additional options or other equity awards may be granted under the 2009 Plan. However, options granted under the 2009 Plan prior to its termination will remain outstanding until they are either exercised or expire. As of December 31, 2015, there were outstanding under the 2009 Plan options to purchase 852,449 shares of common stock, at a weighted average exercise price of $6.22 per share.

The 2011 Plan was approved by our Board of Directors and our stockholders in March 2010. We amended and restated the 2011 Plan in February 2011, and our stockholders approved the amendment in March 2011 to reflect that it became effective in 2011 upon our corporate conversion. 891,703 shares of our common stock, or the total number of shares of common stock (as adjusted by the conversion ratio in the corporate conversion) that remained available for grant upon the termination of the 2009 Plan immediately following the corporate conversion, were initially authorized and reserved.

As of December 31, 2015, there were outstanding under the 2011 Plan options to purchase 2,327,450 shares of common stock, at a weighted average exercise price of $10.85 per share. As of December 31, 2015, 894,790 shares of our common stock remained available for issuance under the 2011 Plan. This reserve automatically increased on January 1, 2015 by 681,129 shares and automatically increased on January 1, 2016 by 691,378 shares and will automatically increase each subsequent anniversary through 2021, by an amount equal to the smaller of 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our Board of Directors. The number of shares authorized for issuance under the 2011 Plan will also be increased from time to time by up to that number of shares of common stock remaining subject to options and restricted stock awards outstanding under the 2009 Plan at the time of its termination immediately following the corporate conversion that expire or terminate or are forfeited for any reason after the effective date of the 2011 Plan, subject to a cap of 1,412,352 shares. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2011 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2011 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2011 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2011 Plan.

For more information on our 2011 Equity Incentive Plan, see “—Compensation Discussion and Analysis—Grants of Plan-Based Awards—2011 Equity Incentive Plan.”

The Purchase Plan was approved by our Board of Directors in March 2010. Our Board of Directors amended and restated the Purchase Plan in February 2011 to reflect that the Purchase Plan would become effective in 2011 upon the commencement of the MagnaChip IPO. The Purchase Plan was approved by our stockholders in March 2011 and became effective upon the commencement of the MagnaChip IPO. We initially authorized and reserved 789,890 shares for sale under the Purchase Plan. In August, 2012, the Committee suspended the Purchase Plan.

As of December 31, 2015, 1,163,880 shares of our common stock remained reserved for sale under the Purchase Plan. In addition, the Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2012 and continuing through and including January 1, 2021 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) 789,980 shares, or (iii) a number of shares as our Board of Directors may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan. Because the Purchase Plan was suspended in August 2012, no annual increase in the number of shares authorized under such plan occurred on January 1, 2014, on January 1, 2015 or on January 1, 2016. For more information on our 2011 Employee Stock Purchase Plan, see “—Compensation Discussion and Analysis—Grants of Plan-Based Awards—2011 Employee Stock Purchase Plan.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above under “Compensation Discussion and Analysis” with our management and, based on such review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Committee:

Michael Elkins, Chair

Ilbok Lee

Nader Tavakoli

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Business Conduct and Ethics

Under our Code of Business Conduct and Ethics, all conflicts of interest and related party transactions involving our directors or executive officers must be reviewed and approved in writing by our full Board of Directors. In the approval process, the approving authority will review all aspects of the conflict of interest or related party transaction, including but not limited to: (i) compliance with laws, rules and regulations; (ii) the adverse effect on our business and results of operations; (iii) the adverse effect on our relationships with third parties such as customers, vendors and potential investors; (iv) the benefit to the director, officer or employee at issue; and (v) the creation of morale problems among other employees. Our Board of Directors will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

Registration Rights Agreement

On November 9, 2009, we entered into a registration rights agreement with the holders of MagnaChip Semiconductor LLC’s common units issued in our reorganization proceedings, including Avenue, where we granted them registration rights with respect to our common stock. In 2012 and 2013, the Company paid fees and expenses of $1.2 million and $0.8 million, respectively, in connection with the registration and sale of shares of our common stock by Avenue pursuant to such registration rights agreement. Affiliates of Avenue currently have one employee, Mr. Klein, serving as a member of our Board of Directors. Mr. Elkins, also a current member of our Board of Directors, was previously employed by affiliates of Avenue until December 31, 2012, and served as a consultant to affiliates of Avenue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our outstanding common stock for: (1) each person or entity known to us to beneficially own more than 5% of any class of our outstanding securities; (2) each member of our Board of Directors and each nominee of our Board of Directors; (3) each of our named executive officers; and (4) all of the members of our Board of Directors and executive officers, as a group. The following tables list the number of shares and percentage of shares beneficially owned based on 34,731,754 shares of common stock outstanding as of June 15, 2016.

The amounts and percentages of equity interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of the securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o MagnaChip Semiconductor, Ltd., 215 Daesin-ro, Hungduk-gu, Cheongju-si, 361-725, Korea.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Principal Stockholders
Avenue Capital Management II, L.P.(2)	4,088,978	11.8%
Engaged Capital, LLC(3)	3,852,974	11.1%
Pleasant Lake Partners LLC(4)	3,530,515	10.2%
North Run Advisors, LLC(5)	3,400,000	9.8%
Rubric Capital Management, LLC(6)	2,789,725	8.0%
Capital World Investors(7)	2,355,000	6.8%
The Cyprus Funds LLC(8)	2,161,111	6.2%
Brigade Capital Management, LP(9)	1,875,000	5.4%
Directors, Nominees and Executive Officers
Young-Joon Kim(10)	291,883	*
Jonathan Kim(11)	108,908	*
Theodore Kim(12)	98,479	*
Michael Elkins(13)	176,876	*
Randal Klein(14)	—	—
Ilbok Lee(15)	176,876	*
R. Douglas Norby(16)	196,876	*
Gary Tanner(17)	55,102	*
Nader Tavakoli(18)	190,626	*
Camillo Martino	—	—
Tae Young Hwang(19)	285,000	*
Tae Jong Lee(20)	144,582	*
Woung Moo Lee(21)	90,582	*
Directors and Officers as a group (11 persons)(22)	1,530,790	4.2%

*	Less than one percent
(1)	Includes any outstanding common stock held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of June 15, 2016.

(2)	Based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2016 by Avenue Partners, LLC (“Avenue Partners”), Avenue Capital Management II, L.P. (“Avenue Capital Management”), Avenue Capital Management II GenPar, LLC (“Avenue Capital Management GenPar”) and Marc Lasry. Avenue Partners is the general partner of Avenue Investments, L.P. (“Avenue Investments”) and the sole shareholder of Avenue International Master GenPar, Ltd. (“Avenue International GenPar”), the general partner of Avenue International Master, L.P. (“Avenue International Master”), with respect to the common stock held by Avenue Investments and Avenue International, Ltd. (“Avenue International”). Avenue Capital Management is the investment manager to Avenue Investments, Avenue International, Avenue-CDP Global Opportunities Fund, L.P. (“Avenue-CDP”), Avenue PPF Opportunities Fund, L.P. (“Avenue PPF”), Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), Avenue Special Situations Fund V, L.P. (“Avenue Fund V”) and Avenue Entrust Customized Portfolio SPC on behalf of and for the account of Avenue US/Europe Distressed Segregated Portfolio (“Avenue Entrust) (collectively, the “Funds”). Avenue Capital Management II GenPar is the general partner of Avenue Capital Management. Mr. Lasry is the managing member of Avenue Partners and Avenue Capital Management GenPar.

Avenue Capital Management, Avenue Capital Management GenPar and Mr. Lasry beneficially own 4,088,978 shares of common stock through the Funds. The Funds ownership is as follows: Avenue Investments owns 722,264 shares of common stock, Avenue International owns 1,234,715 shares of common stock, Avenue-CDP owns 84,924 shares of common stock, Avenue Fund IV owns 496,023 shares of common stock, Avenue Fund V owns 619,115 shares of common stock, Avenue Entrust owns 119,747 shares of common stock and Avenue PPF owns 812,190 shares of common stock. Avenue Partners beneficially owns 1,956,979 shares of common stock through Avenue Investments and Avenue International Master.

Avenue International GenPar, Avenue Partners, Avenue Capital Management, Avenue Capital Management GenPar and Mr. Lasry have the shared power to vote and dispose of the shares of common stock held by the Funds. The address for Avenue Partners, Avenue Capital Management, Avenue Capital Management II GenPar and Mr. Lasry is 399 Park Avenue, 6th Floor, New York, NY 10022.

(3)

Based on information contained in an Amendment No. 5 to Schedule 13D filed with the SEC on June 3, 2016 by Engaged Capital, LLC (“Engaged”), Engaged Capital Master Feeder I, LP, Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP, Engaged Capital I Offshore, Ltd., Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital II Offshore Ltd. (“Engaged Capital Offshore II”), Engaged Capital Holdings, LLC (“Engaged Holdings”) and Glenn W. Welling. Engaged Capital Master II beneficially owns 3,452,974 shares of common stock. Each of Engaged Capital II and Engaged Capital Offshore II, as feeder funds of Engaged Capital Master II, may be deemed to beneficially own the 3,452,974 Shares owned by Engaged Capital Master II. 400,000 shares of common stock are held in an account separately managed by Engaged Capital (the “Engaged Capital Account”). Engaged, as the general partner and investment adviser of Engaged Capital Master II and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 3,852,974 shares of common stock owned in the aggregate by Engaged Capital Master II and held in the Engaged Capital Account. Engaged Holdings, as the managing member of Engaged, may be deemed to beneficially own the 3,852,974 shares of common stock owned in the aggregate by Engaged Capital Master II and held in the Engaged Capital Account. Mr. Welling, as the Founder and CIO of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 3,852,974 shares of common stock owned in the aggregate by Engaged Capital Master II and held in the Engaged Capital Account. Each of Engaged Capital II, Engaged Capital Offshore II, Engaged, Engaged Holdings and Mr. Welling may be deemed to have sole power to vote and dispose of the shares of common stock reported owned by Engaged Capital Master II. Each of Engaged, Engaged Holdings and Mr. Welling may be deemed to have sole power to vote and dispose of the shares of common stock held in the Engaged Capital Account. Each of Engaged, Engaged Capital Master II, Engaged Capital II, Engaged Capital Offshore II, Engaged Holdings and Mr. Welling disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of Engaged Capital Master II and Engaged Capital Offshore II is c/o Codan Trust Company (Cayman)

Ltd., Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The business address of each of Engaged Capital II, Engaged, Engaged Holdings and Mr. Welling is 610 Newport Center Drive, Suite 250, Newport Beach, California 92660.

(4)	Based on the information contained in an Amendment No. 6 to Schedule 13D filed with the SEC on May 12, 2016, by Pleasant Lake Partners LLC (“PLP”), Pleasant Lake Onshore GP LLC (“GP LLC”), Pleasant Lake Offshore Master Fund L.P. (“PLP Master Fund”), PLP MM LLC and Jonathan Lennon. The shares of common stock listed above represent shares beneficially owned by PLP Master Fund, for which PLP serves as the investment manager and for which GP LLC serves as General Partner. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as manager of PLP MM LLC and GP LLC. Each of PLP, GP LLC, PLP Master Fund, PLP MM LLC and Jonathan Lennon disclaims beneficial ownership of the shares of common stock listed above except to the extent of its or his pecuniary interest therein. Each of PLP, PLP Master Fund, PLP MM LLC and Jonathan Lennon has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of all 3,530,515 of the shares of common stock listed in the table above. The business address of each of PLP, PLP Master Fund, PLP MM LLC and Jonathan Lennon is 110 Greene Street, Suite 604, New York, New York 10012.
(5)	Based on the information contained in a Schedule 13G filed with the SEC on February 12, 2016 by North Run Advisors, LLC (“North Run”), North Run Capital, LP (“North Run Capital”), Todd B. Hammer and Thomas B. Ellis. Each of North Run, North Run Capital, Mr. Hammer and Mr. Ellis may be deemed the beneficial owner of all of the shares of common stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. The business address of each is One International Place, Suite 2401 Boston, MA 02110.
(6)	Based on the information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2016 by Rubric Capital Management, LLC (“Rubric Capital Management”), Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) and Steven A. Cohen. Rubric Capital Management, Cubist Systematic Strategies and Mr. Cohen own directly no shares. Pursuant to an investment management agreement, Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Rubric Capital Management and Cubist Systematic Strategies. Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 2,783,200 of the shares of common stock listed in the table above and Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 6,525 of the shares of common stock listed in the table above. Each of Rubric Capital Management, Cubist Systematic Strategies and Mr. Cohen disclaims beneficial ownership of any of the shares of common stock listed in the table above. The address of the principal business office of (i) Rubric Capital Management and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; and (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, NY 10173.
(7)	Based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2016 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”). Capital World Investors is deemed to be the beneficial owner of the shares of common stock listed in the table above as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World may be deemed to have sole power to vote and dispose of the shares of common stock listed in the table above. One or more clients of Capital World have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of common stock. Capital World holds more than five percent of the outstanding common stock as of December 31, 2015 on behalf of SMALLCAP World Fund, Inc. The address for Capital World is 333 South Hope Street Los Angeles, CA 90071.
(8)	Based on the information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2016 by The Cypress Funds LLC (“Cypress”). Each of Cypress, The Cypress Partners Master Fund L.P. (“Master Fund”), Robert A. Day and Michael Wang may be deemed to beneficially own the shares of common stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. The business address of each is 865 Figueroa Street, Suite 700, Los Angeles, CA 90017.

(9)	Based on the information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2016 by Brigade Capital Management, LP (“Brigade Capital”), Brigade Capital Management GP, LLC (“Bridge Capital Management”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III. Each of Brigade Capital, Brigade Capital Management, Bridge Fund and Mr. Morgan may be deemed to beneficially own the shares of common stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. The business address of each of Brigade Capital, Bridge Capital Management and Donald E. Morgan, III is 399 Park Avenue, 16th Floor, New York, New York 10022. The business address of Brigade Fund is c/o Elian, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.
(10)	Represents options to purchase 260,391 shares of common stock and 31,492 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(11)	Represents options to purchase 84,615 shares of common stock and 24,293 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(12)	Represents options to purchase 80,484 shares of common stock and 17,995 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(13)	Represents options to purchase 154,856 shares of common stock and 22,020 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(14)	The address for Mr. Klein is 399 Park Avenue, 6th Floor, New York, NY 10022.
(15)	Represents options to purchase 154,856 shares of common stock and 22,020 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(16)	Represents options to purchase 174,856 shares of common stock and 22,020 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(17)	Represents options to purchase 43,380 shares of common stock and 11,722 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(18)	Represents 5,550 shares of common stock, options to purchase 163,056 shares of common stock and 22,020 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(19)	Mr. Hwang resigned his positions as our President and Chief Operating Officer and from all other officer and director positions with us and our subsidiaries, effective as of April 30, 2015. Represents 90,000 shares of common stock and options to purchase 195,000 shares of common stock that will be vested and exercisable as of August 14, 2016. The address for Mr. Hwang is c/o Bird, Marella, Boxer, Wolpert, Nessim, Drooks, Lincenberg & Rhow, P.C., 1875 Century Park East, 23rd Floor, Los Angeles, California 90067-2561.
(20)	Represents 21,000 shares of common stock, options to purchase 108,286 shares of common stock and 15,296 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(21)	Represents options to purchase 75,286 shares of common stock and 15,296 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.
(22)	Our directors and executive officers as of June 15, 2016 as a group beneficially own 1,530,790 shares of common stock or 4.2%, which represents 26,550 shares of common stock, options to purchase 1,300,066 shares of common stock and 204,174 shares of common stock subject to RSUs that will be vested and exercisable as of August 14, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2015 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were in compliance with Section 16(a).

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

Samil PricewaterhouseCoopers has been selected by the Audit Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. Our Board of Directors recommends a vote for ratification of the appointment of Samil PricewaterhouseCoopers as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the current fiscal year. It is expected that representatives of Samil PricewaterhouseCoopers will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice. If our stockholders fail to vote on an advisory basis in favor of the appointment of Samil PricewaterhouseCoopers, the Audit Committee will take such actions as it deems necessary as a result of such stockholder vote.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed or expected to be billed for professional services rendered by Samil PricewaterhouseCoopers and its affiliates for the years ended December 31, 2015 and 2014.

	Year Ended December 31
	2015	2014
	(in millions)
Audit fees	$1.6	$2.3
Audit Related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1.6	$2.3

Policy and procedure for approval of audit and permitted non-audit services

All audit fees were pre-approved by the Company’s Audit Committee, which concluded that the provision of such services by Samil PricewaterhouseCoopers and its affiliates was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. With respect to outside auditor independence, the Audit Committee Charter provides for pre-approval of audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement. The Audit Committee Charter authorizes the Audit Committee to delegate to one or more of its members the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting. The Audit Committee followed these guidelines in approving all services rendered by Samil PricewaterhouseCoopers and its affiliates.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

A stockholder who would like a proposal considered for inclusion in our proxy statement relating to our 2017 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than February 27, 2017 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our 2016 annual meeting must be received by the Corporate Secretary of the Company between April 10, 2017 and May 10, 2017. If, however, the date of the 2017 annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to MagnaChip Semiconductor Corporation, c/o MagnaChip Semiconductor, Inc., 60 South Market Street, Suite 750, San Jose, CA 95113, Attention: Secretary. If we do not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.15 of the Company’s bylaws and other applicable procedures described therein or established by our Nominating and Corporate Governance Committee. See “The Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” Stockholder proposals related to other business must also comply with Section 1.10 of the Company’s bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Our proxy for the 2017 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between April 10, 2017 and May  10, 2017. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President,
General Counsel and Secretary

June 27, 2016

MAGNACHIP SEMICONDUCTOR CORPORATION C/O MAGNACHIP SEMICONDUCTOR, INC.

60 SOUTH MARKET STREET

SUITE #750

SAN JOSE, CA 95113 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to www.virtualshareholdermeeting.com/mx2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E12212-P81020

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAGNACHIP SEMICONDUCTOR CORPORATION For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote number(s) of the nominee(s) on the line below.

FOR the following:

1. Election of Directors

Nominees:

01) Randal Klein 05) Gary Tanner

02) Ilbok Lee 06) Nader Tavakoli

03) Michael Elkins 07) Camillo Martino

04) Young-Joon Kim

The Board of Directors recommends you vote FOR proposal 2: For Against Abstain

2. Ratification of the Board’s selection of Samil PricewaterhouseCoopers as the Company’s auditor for 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MAGNACHIP SEMICONDUCTOR CORPORATION Annual Meeting of Stockholders August 8, 2016 9:00 A.M. EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Young-Joon Kim and Theodore Kim, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MAGNACHIP SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the 2016 Annual Meeting of Stockholders to be held at 9:00 A.M., EDT, on Monday, August 8, 2016, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/mx2016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy authorizes Young-Joon Kim and Theodore Kim to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Continued and to be signed on reverse side